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                              AMENDED AND RESTATED
                 CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT

   DATED AS OF DECEMBER 2, 1998 AS AMENDED AND RESTATED AS OF OCTOBER 15, 1999

                                  BY AND AMONG

                           FAMILY GOLF CENTERS, INC.,

                          THE GUARANTORS NAMED HEREIN,

                            THE LENDERS NAMED HEREIN

                                       AND

                            THE CHASE MANHATTAN BANK
                            AS AGENT AND AS A LENDER





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

     AMENDED AND RESTATED CREDIT, SECURITY, GUARANTY AND PLEDGE AGREEMENT dated as of December 2, 1998 as Amended and Restated as of October 15, 1999 by and among FAMILY GOLF CENTERS, INC., a Delaware corporation (the "Company"), the GUARANTORS named herein (the "Guarantors"), the LENDERS which from time to time are parties to this Agreement (individually, a "Lender" and, collectively, the "Lenders") and THE CHASE MANHATTAN BANK, a New York banking corporation, as Agent for the Lenders.

                                    RECITALS

     WHEREAS, pursuant to a Credit Agreement dated as of December 2, 1998 by and among the Company, the Agent and the Lenders (as the same has been amended, supplemented and revised through the date hereof, the "Existing Credit Agreement"), the Lenders agreed to make (i) revolving credit loans to the Company in an aggregate amount of up to $100,000,000 (the "Existing Revolving Loans"), and (ii) standby loans to the Company in an aggregate amount of up to $10,000,000 (the "Existing Standby Loans");

     WHEREAS, as of the date hereof, the aggregate principal outstanding amount of the Existing Revolving Loans is $98,200,000, the aggregate LC Exposure is $1,548,980 and the aggregate principal outstanding amount of the Existing Standby Loans is $10,000,000;

     WHEREAS, in connection with the Existing Credit Agreement, various of the Subsidiaries of the Company entered into a Guaranty dated as of December 2, 1998 wherein such Subsidiaries guaranteed the obligations of the Company to the Lenders under the Existing Credit Agreement;

     WHEREAS, pursuant to a Pledge Agreement and a Subsidiary Pledge Agreement as defined in, and entered into in connection with, the Existing Credit Agreement, the Lenders received, as security for the obligations of the Company under the Existing Credit Agreement, a pledge of (i) the outstanding capital stock of the Domestic Subsidiaries and (ii) 65% of the outstanding capital stock of the Foreign Subsidiaries; and

     WHEREAS, the Company desires to amend and restate the Existing Credit Agreement so as to restructure the Existing Revolving Loans and Existing Standby Loans and have requested that the Lenders extend additional credit from time to time and the Lenders are willing to amend and restate the Existing Credit Agreement to restructure the Existing Revolving Loans and the Existing Standby Loans and to extend such additional credit to the Company, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

     SECTION 1.01. Definitions. As used herein, the following words and terms shall have the following meanings:

     "1998 Management Letter" shall have the meaning set forth in Section 6.17.

     "Affiliate" shall mean with respect to a specified Person, another Person which, directly or indirectly, controls or is controlled by or is under common control with such specified Person. For the purpose of this definition, "control" of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any person who owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

     "Affiliate Transaction" shall have the meaning set forth in Section 7.16.

     "Agent" shall mean The Chase Manhattan Bank in its capacity as agent for the Lenders under this Agreement or its successor Agent permitted pursuant to
Section 12.08.

     "Aggregate Letters of Credit Outstandings" shall mean, at a particular time, the sum of (a) the aggregate maximum stated amount at such time which is available or available in the future to be drawn under all outstanding Letters of Credit and (b) the aggregate amount of all payments made by the Agent on behalf of the Lenders under any Letter of Credit that has not been reimbursed by the Company at such time.

     "Aggregate Outstanding" shall mean, at a particular time, the sum of (a) the Aggregate Letters of Credit outstanding at such time plus (b) the aggregate outstanding principal amount of all Loans at such time.

     "Agreement" shall mean this Amended and Restated Credit, Security, Guaranty and Pledge Agreement dated as of October 15, 1999, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

     "Alternate Base Rate" shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate as in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

     "Applicable Law" shall mean all provisions of statutes, rules, regulations and orders of the United States or any state thereof or municipality therein or foreign governmental bodies or regulatory agencies applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

     "Assignment and Acceptance Agreement" shall mean an Assignment and Acceptance entered into by a Lender and an assignee and accepted by the Agent, in the form attached hereto as Exhibit B or any other form approved by the Agent.

     "Borrowing Certificate" shall mean a duly completed and executed borrowing certificate in the form of Exhibit A hereto.

     "Borrowing Date" shall mean, with respect to any Loan, the date on which such Loan is disbursed to the Company.

     "Business Day" shall mean any day not a Saturday, Sunday or legal holiday, on which banks in New York City are open for business.

     "Business Plan" means a business plan for the Credit Parties, acceptable to the Lenders, including the asset disposition plan and the construction programs.

     "Capital Expenditures" shall mean with respect to any Person for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period, in respect of the purchase of capital assets, all as determined in accordance with GAAP.

     "Capital Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as a lessee, which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

     "Cash Collateral" shall mean a deposit by a Credit Party made in immediately available funds to a cash collateral account at the Agent and the taking of all action required to provide the Agent for the ratable benefit of the Lenders, a first priority perfected security interest in such deposit.

     "Cash Flow Schedule" shall have the meaning set forth in Section 5.01(t).

     "Change of Control" shall mean (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of the Company, or (b) at any time Continuing Directors do not constitute a majority of the Board of Directors of the Company. "Continuing Director" means at any date a member of the Company's Board of Directors (i) who is a member of such Board on the Closing Date or (ii) who was nominated or elected by at least two-thirds of the directors who were Continuing Directors at any time of such nomination or election or whose election to the Company's Board of Directors was recommended or endorsed by at least two-thirds of the directors who were Continuing Directors at the time of such election. Under this definition, if the present Board of Directors of the Company were to approve a new director or directors and then resign, no Change of Control would occur even though the present Board of Directors would thereafter cease to be in office. A "beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended, as in effect on the Closing Date, except that, for purposes of clause
(a), the number of shares of capital stock of the Company entitling the holders thereof to vote generally in elections of directors shall be deemed to include, in addition to all outstanding shares of capital stock of the Company entitling the holders thereof to vote generally in the election of directors and Unissued Shares deemed to be held by the Person with respect to which the Change of Control determination is being made, all Unissued Shares deemed to be held by all other Persons. As used herein, "Unissued Shares" shall mean shares of capital stock of the Company not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days following the date of determination of a Change of Control and that, upon issuance, shall entitle the holders thereof to vote generally in the election of directors.

     "Chief Financial Officer" shall mean (i) the permanent Chief Financial Officer and (ii) until such time as a permanent Chief Financial Officer is hired by the Company, the chief accounting officer of the Company.

     "Closing Date" shall mean the date upon which all conditions precedent to the restructuring of the Existing Revolving Loans and Existing Standby Loans and the making of the Tranche A Loans by the Lenders are satisfied or waived.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" shall mean all of the Credit Parties' right, title and interest in all property, tangible and intangible, wherever located or situated and whether now owned or hereafter acquired or created, including but not limited to goods, accounts, intercompany obligations, the Pledged Debt, contract rights, documents, chattel paper, general intangibles, goodwill, equipment, inventory, the Pledged Securities, investment property, instruments, copyrights, trademarks, trade names, insurance proceeds, cash and deposit accounts and any proceeds thereon, products thereof or income therefrom; provided that, Collateral shall not include property which, pursuant to its terms or under Applicable Law, may not be pledged or assigned to the extent such prohibition on pledge or assignment is enforceable.

     "Commitment" shall mean, with respect to each Lender, the obligation of such Lender to make Tranche A Loans to the Company or to restructure the Existing Revolving Loans and Existing Standby Loans and to acquire participations in the Existing Letters of Credit in an aggregate amount not to exceed the amount set forth opposite such Lender's name in the Schedule of Commitments attached hereto, as such amounts may be reduced in accordance with the terms of this Agreement.

     "Commitment Proportion" shall mean, with respect to each Lender at the time of determination, the proportion its Commitment bears to the Total Commitment.

     "Concentration Account" shall have the meaning set forth in Section 9.03.

     "Consolidated Current Assets" means Current Assets of the Company and its Consolidated Subsidiaries determined in accordance with GAAP.

     "Consolidated Current Liabilities" means Current Liabilities of the Company and its Consolidated Subsidiaries determined in accordance with GAAP.

     "Consolidated EBITDA" shall mean Consolidated Net Income, plus, to the extent deducted in determining Consolidated Net Income, the sum of (a) all income taxes to any government or governmental instrumentality expensed on the Company's or its Subsidiaries' books (whether paid or accrued), (b) Consolidated Interest Expense and (c) all depreciation and amortization expenses or charges, plus or minus, as the case may be, any extraordinary or unusual gains or losses (including gains or losses on the sale of assets) segregated in accordance with GAAP.

     "Consolidated Interest Coverage Ratio" shall mean for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense.

     "Consolidated Interest Expense" shall mean the consolidated gross interest expense of the Company and its Consolidated Subsidiaries determined in accordance with GAAP applied on a consistent basis and shall be calculated over the four fiscal quarters next preceding the date of calculation thereof.

     "Consolidated Net Income" shall mean for any period the net income (or net loss) of the Company and its Consolidated Subsidiaries on a consolidated basis for such period determined in accordance with GAAP.

     "Consolidated Tangible Net Worth" shall mean (a) total consolidated assets of the Company and its Consolidated Subsidiaries determined in accordance with GAAP applied on a consistent basis but excluding the amount of any write-down or revaluation of any assets, except that there shall be excluded therefrom (i) all obligations due to the Company or a Subsidiary of the Company from an Affiliate which is not a Consolidated Subsidiary of the Company and (ii) all intangible assets including, without limitation, organizational expenses, patents, trademarks, copyrights, goodwill, covenants not to compete, research and development costs, training costs and all unamortized debt discount and deferred charges less (b) the total consolidated liabilities of the Company and its Consolidated Subsidiaries determined in accordance with GAAP applied on a consistent basis.

     "Consolidated Working Capital" means Consolidated Current Assets minus Consolidated Current Liabilities, as determined in accordance with GAAP applied on a consistent basis.

     "Credit Parties" shall mean, collectively, the Company and the Guarantors.

     "Current Assets" of a Person means all assets of such Person treated as current assets in accordance with GAAP.

     "Current Liabilities" of a Person means all liabilities of such Person treated as current liabilities in accordance with GAAP, including without limitation (a) all obligations payable on demand or within one year after the date in which the determination is made and (b) installment and sinking fund payments required to be made within one year after the date on which determination is made, but excluding all such liabilities or obligations which are renewable or extendable at the option of such Person to a date more than one year from the date of determination.

     "Default" shall mean any condition or event which upon notice, lapse of time or both would constitute an Event of Default.

     "Defaulting Lender" shall mean, at any time, any Lender which shall not have theretofore made available to (i) the Agent its pro rata share of a given Loan (or participation in any unreimbursed LC Disbursement) in accordance with
Section 2.01 or Section 2.02, as applicable, with interest thereon in accordance with Section 3.09(b) within five Business Days from the receipt of the notice from the Agent provided pursuant to Section 2.01 or Section 2.02 or (ii) the Agent its pro rata portion of any amounts payable pursuant to Section 12.05 for which payment has been requested more than 30 days prior thereto.

     "Depositary Letter" shall mean a letter from a Credit Party to, and accepted by, a bank or other institution at which such Credit Party maintains a bank account, in form and in substance satisfactory to the Agent in its sole discretion.

     "Dollar" and the symbol "$" shall mean lawful money of the United States of America.

     "Domestic Subsidiary" shall mean any subsidiary of the Company which is organized under the laws of any state or territory of the United States of America.

     "EBITDA" shall mean, with respect to any Facility or Related Business, the portion of Consolidated EBITDA attributable to such Facility or Related Business.

     "Eligible Investments" shall mean (a) direct obligations of the United States of America or any governmental agency thereof which are fully guaranteed by the United States of America, provided that such obligations mature within one year from the date of acquisition thereof; or (b) dollar denominated certificates of time deposit maturing within one year issued by any bank organized and existing under the laws of the United Sates or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; or (c) commercial paper rated not less an P-1 or A-1 or their equivalent by Moody's Investor Services, Inc. or Standard & Poor's Ratings Group respectively with maturities of not more than one year from the date of acquisition; or (e) tax exempt securities of a U.S. issuer rated A or better by Standard and Poor's Ratings Group or Moody's Investors Service, Inc. with maturities of not more than one year from the date of acquisition.

     "Environment" means any surface or subsurface water, groundwater, water vapor, surface or subsurface land, air, fish, wildlife, microorganisms and all other natural resources.

     "Environmental Claim" means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any person (including, but not limited to, any Governmental or Regulatory Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental Law, (ii) violation of any Environmental Permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment, of any Hazardous Substances at any location, including, but not limited to, any Premises or any location other than any Premises to which Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal.

     "Environmental Clean-up Site" means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or inves-tigation related to or arising from any alleged violation of any Environmental Law, or at which there has been a Release, threatened or suspected Release of a Hazardous Substance.

     "Environmental Law" means any and all applicable current or future federal, state, local, provincial and foreign, civil and criminal laws, statutes, ordinances, orders, common law, codes, rules, regulations, Environmental Permits, policies, guidance documents, judgments, decrees, injunctions, or agreements with any Governmental or Regulatory Authority, relating to the protection of health and the Environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, whether now existing or subsequently amended or enacted, including, but not limited to: the Clean Air Act, 42 U.S.C. (section) 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. (section) 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. (section) 1251 et seq.; the Hazardous Material Transportation Act 49 U.S.C. (section) 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. (section) 136 et seq.; the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. (section) 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. (section) 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. (section) 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. (section) 2701 et seq.; and the state analogies thereto, all as amended or superseded from time to time; and any common law doctrine, including, but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

     "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental or Regulatory Authority under or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental or Regulatory Authority under any applicable Environmental Law.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, in each case, as amended from time to time.

     "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Affiliate of the Company would be deemed to be a member of the same "controlled group" within the meaning of
Section 414(b), (c), (m) and (o) of the Code.

     "Eurocurrency Reserve Requirement" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other governmental or regulatory authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "eurocurrency liabilities" in Regulation D) maintained by any Lender.

     "Event of Default" shall have the meaning set forth in Article VIII.

     "Excess Cash Flow" shall mean an amount (without duplication), as determined at the end of each fiscal quarter, equal to (a) the sum of Net Income for such period plus, to the extent deducted in determining such Net Income, (i) depreciation, plus (ii) amortization of goodwill or other intangibles, plus
(iii) any other non-cash charges to income plus (iv) provision for income taxes, plus (v) Net Cash Proceeds of any stock issuance or exercise of warrants, minus
(vi) cash payments for income taxes (but plus cash refunds from income taxes), plus (vii) the positive or negative amount, as the case may be, of the difference between Consolidated Working Capital on the first day of such period and Consolidated Working Capital on the last day of such period (provided, however, that for the purpose of determining the net change in Consolidated Working Capital, cash on hand in an amount not to exceed (x) [an amount to be agreed upon between the Company and the Agent by no later than October 20, 1999] shall be excluded from Consolidated Current Assets in the definition of Consolidated Working Capital) less (b) the sum of (i) actual Capital Expenditures (including the principal component of Capital Lease payments, but not more than the amount permitted under the terms of this Agreement) made in such quarter but not more than the amount permitted under the terms of this Agreement, (ii) any non-cash credits which were included in determining Net Income, and (iii) any principal payments under this Agreement.

     "Executive Officer" shall mean, with respect to any Credit Party, any of the President, the Chief Executive Officer or the Chief Financial Officer and their respective successors, if any, designated by the board of directors.

     "Existing Credit Agreement" shall have the meaning set forth in the Recitals.

     "Existing Indebtedness" shall mean any and all long term indebtedness for borrowed money of the Credit Parties, including the current portions thereof, outstanding as of October 15, 1999 (excluding, however, the Subordinated Notes).

     "Existing Letters of Credit" shall have the meaning set forth in Section 2.02(b)(i).

     "Existing Revolving Loans" shall have the meaning set forth in the Recitals.

     "Existing Standby Loans" shall have the meaning set forth in the Recitals.

     "Facilities" shall mean, collectively, Ice Rink Facilities, Golf Facilities and Family Fun Centers.

     "Family Fun Center" shall mean a family entertainment center generally consisting of one or more sports-related attractions such as a Golf Facility, an ice-skating rink, a bowling center or batting cages, a variety of family entertainment activities such as video and virtual reality games, laser tag and amusement rides and other amenities such as restaurants, sports bars, vending machines, gift shops, pro shops and meeting rooms and conference facilities.

     "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal fund brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal fund brokers of recognized standing selected by the Agent.

     "Federal Securities Laws" shall have the meaning set forth in Section 11.7.

     "Foreign Subsidiary" shall mean any Subsidiary of a Credit Party other than a Domestic Subsidiary.

     "GAAP" shall mean those generally accepted accounting principles in the United States of America consistently applied, as in effect from time to time.

     "Golf Facility" shall mean a golf driving range or golf course (including, without limitation, "miniature" golf) consistent with the types of golf driving ranges or golf courses owned and operated by the Credit Parties on the date of this Agreement.

     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

     "Guarantor" shall mean (i) all Domestic Subsidiaries now owned or hereafter owned or acquired and (ii) those Foreign Subsidiaries now owned or hereafter owned or acquired that may guaranty the obligations of the other Credit Parties and not cause an adverse tax consequence.

     "Guaranty" shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guaranty any Indebtedness, Capital Lease, dividend or other monetary obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance of the obligor of any such primary obligation; provided, however, that the term Guaranty shall not include endorsements for collection or collections for deposit, in either case in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the lesser of (x) the maximum liability under the terms of such Guaranty or (y) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

     "Hazardous Substance" means petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous materials," "hazardous wastes," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "pollutants," "regulated substances," "solid wastes," or "contaminants" or words of similar import, under any Environmental Law.

     "Hedging Agreement" shall mean any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of a Person, and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

     "Ice Rink Facility" shall mean an ice rink facility containing one or more ice rinks providing ice time which is rented to outside teams, organizations and the general public and containing amenities and services such as instruction in ice hockey and figure skating, a snack bar, vending machines and a pro shop and, with respect to SkateNation, Inc. only, a single rope tow skiing slope.

     "Indebtedness" shall mean, without duplication, as to any Person (a) indebtedness for borrowed money (other than amounts constituting trade payables payable within 90 days); (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) Indebtedness directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Agent and in accordance with accepted practice; (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit; and (j) all obligations of such Person in respect of bankers' acceptances.

     "Instrument of Assumption and Joinder" shall mean an Instrument of Assumption and Joinder, duly executed by the parties thereto, in substantially the form of Exhibit E hereto.

     "Intercompany Notes" shall mean (i) the promissory notes of each of the Credit Parties payable to the order of the Company, evidencing the aggregate intercompany indebtedness of each Credit Party to the Company and substantially in the form of Exhibit G-1 hereto and (ii) the promissory notes of the Company payable to the order of each of the other Credit Parties, evidencing the aggregate intercompany indebtedness of the Company to each of the other Credit Parties and substantially in the form of Exhibit G-2 hereto.

     "Interest Payment Date" shall mean (a) the last day of each calendar month during the term hereof until such time as Loans shall have been permanently repaid such that the outstanding principal amount of the Loans shall be equal to or less than $80,000,000, and thereafter the last day of each March, June, September and December during the term hereof; and (b) as to any Loan, on the date such Loan is paid in full.

     "LC Disbursement" means a payment made by the Agent pursuant to a Letter of Credit.

     "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.

     "LC Margin" shall mean 2%.

     "Lenders" shall have the meaning set forth in the Recitals.

     "Letters of Credit" shall mean the Existing Letters of Credit that have been deemed Letters of Credit hereunder pursuant to Section 2.02(b)(i) of this Agreement.

     "Liens" shall mean any lien (statutory or otherwise) security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

     "Loan Documents" shall mean, collectively, this Agreement, the Security Documents, the Negative Pledge Agreement, the Trademark Security Agreement, the Instruments of Assumption of Joinder, the Pledge Agreement Supplements, the Mortgages, the Warrants and each other agreement executed in connection with the transactions contemplated hereby or thereby, as each of the same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

     "Loans" shall mean, collectively, the Tranche A Loans and the Tranche B Loans.

     "Management and Governance Plan" means a plan, satisfactory in all respects to the Required Lenders, of changes in corporate governance, management and such other changes requested by the Lenders as described on Schedule 6.16.

     "Material Adverse Effect" shall mean a material adverse effect upon (a) the business, operations, property, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, or (b) the ability of any Credit Party to perform in any material respect its obligations under any Loan Document to which it is a party.

     "Material Contract" shall mean each contract, instrument or agreement to which the Company or any of its Subsidiaries is a party which is material to the business, operations or condition (financial or otherwise), performance, prospects, or properties of the Company or of the Credit Parties taken as a whole, as described on Schedule 4.16.

     "Maturity Date" shall mean December 31, 2002.

     "Mortgage Lien" shall mean any mortgage, deed of trust, assignment of leases and rents, or similar agreement or any other lien securing Indebtedness, in each case, which encumbers real property of a Credit Party.

     "Mortgages" shall mean any mortgage, deed of trust, assignment of leases and rents or similar agreement encumbering real property of any of the Credit Parties delivered to the Agent for the benefit of the Lenders.

     "Negative Pledge Agreement" means a Negative Pledge Agreement in the form of Exhibit H hereto.

     "Net Cash Proceeds" means, with respect to any sale, lease, transfer or other disposition of any property or asset, 100% of the cash proceeds received by or paid to or for the account of the Company or any Subsidiary of the Company (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Credit Party for its own account in connection with any such transaction, after deducting therefrom only:

     (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees, filing and registration fees with Security Exchange Commission (or any similar Governmental or Regulatory Authority or any national or international securities exchange) and other similar fees and commissions;

     (b) the amount of taxes paid or payable in connection with or as a result of such transaction; and

     (c) in the case of any sale, lease, transfer or other disposition of any property or asset, the outstanding principal amount of, the premium or penalty, if any, on, and any accrued and unpaid interest on, any Indebtedness (other than the Indebtedness under or in respect of the Loan Documents) that is secured by a Lien on the property and assets subject to such sale, lease, transfer or other disposition and is required to be repaid under the terms thereof as a result of such sale, lease, transfer or other disposition;

in each case to the extent, but only to the extent, that the amounts so deducted are properly attributable to such transaction or to the property or asset that is the subject thereof and are actually paid, at the time of receipt of such cash, to a Person that is not the Company or any of its Subsidiaries or any of their respective Affiliates, or, so long as such Person is not otherwise indemnified therefor, are reserved for in accordance with GAAP at the time of receipt of such cash based upon such Person's reasonable estimate of such taxes or contingent liabilities, as the case may be; provided however, that if, at the time such taxes or such contingent liabilities are actually paid or otherwise satisfied, the amount of the reserve therefor exceeds the amount paid or otherwise satisfied, then the Company shall reduce the Total Commitment, and shall prepay the outstanding Loans in an amount equal to the amount of such excess reserve.

     "Net Income" means, on a consolidated basis for any period, net income computed in accordance with GAAP.

     "Obligations" shall mean all obligations, liabilities and indebtedness of the Credit Parties to the Lenders and the Agent, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, arising under or relating to this Agreement or any other Loan Document including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Loans, reimbursement of Letters of Credit, and all fees, costs, expenses and indemnity obligations of the Company hereunder or under any other Loan Document. The Obligations shall constitute "Designated Senior Indebtedness" as that term is defined in the Subordinated Note Indenture.

     "Participant" shall have the meaning set forth in Section 13.05.

     "Payment Office" shall mean the Agent's office located at One Chase Manhattan Plaza, New York, New York 10081.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

     "Permitted Asset Sales" shall mean (i) the asset sales described on
Schedule 1 and (ii) such other asset sales expressly permitted by the Required Lenders; provided, however, that, in each case, the documentation and terms and conditions shall be acceptable to the Required Lenders in form and in substance in their sole discretion.

     "Permitted Construction Project" shall mean the projects listed on Schedule
7.21 hereto and subject to Section 7.21, including the Portland renovation project in an amount not to exceed $1,000,000.

     "Permitted Liens" shall mean the Liens specified in clauses (a) through (h) of Section 7.01.

     "Person" shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental or Regulatory Authority.

     "Plan" shall mean any multi-employer or single-employer plan defined in
Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained for employees of the Company, any Subsidiary of the Company or an ERISA Affiliate.

     "Pledge Agreement Supplement" shall mean a Pledge Agreement Supplement, duly executed by the parties thereto, in substantially the form of Exhibit D hereto.

     "Pledged Debt" shall mean all indebtedness from time to time owed by a Credit Party to another Credit Party and the instruments evidencing such indebtedness (including, without limitation, the Intercompany Notes), all security therefor and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or exchanged for any or all of such indebtedness.

     "Pledged Securities" shall mean all of the issued and outstanding capital stock of the Company and any Subsidiary directly or indirectly owned or controlled by the Company, as listed on Schedule 4.14 hereto.

     "Pledgors" shall mean those of the Credit Parties identified as such on
Schedule 4.14.

     "Proceeds" shall have the meaning set forth in Section 3.03.

     "Prime Rate" shall mean the rate per annum announced by the Agent from time to time as its prime rate in effect at its principal office; each change in the Prime Rate shall be effective on the date such change is announced to become effective.

     "Purchasing Lender" shall have the meaning set forth in Section 13.05(c).

     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

     "Related Business" shall mean the ownership, operation, or management of any business (other than a Facility) located in the United States of America, which is engaged primarily in the provision of services or sale of goods used primarily in (i) the operation and/or maintenance of a golf course or golf driving range, or in golf play, including, without limitation, golf instruction and the manufacturing or distribution of golf equipment and parts and products related to golfing or (ii) the operation and/or maintenance of an ice rink or in ice skating, including, without limitation, skating instruction and the sale and rental of ice skates and parts and products related to ice skating.

     "Release" means any discharging, disposing, emitting, leaking, pumping, pouring, emptying, injecting, escaping, leaching, dumping or spilling of any Hazardous Substance into the Environment (including the abandonment or discarding of barrels, containers, and other closed receptacles).

     "Reportable Event" shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.

     "Required Lenders" shall mean Lenders owed at least 66% of the Aggregate Outstandings or, if there are no Aggregate Outstandings, Lenders having at least 66% of the Total Commitment; provided, however, that for purposes of this definition the relevant Commitments or Loans of a Lender shall be disregarded if and for so long as such Lender shall be a Defaulting Lender.

     "Revolving Credit Commitment Period" shall mean the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date or such earlier date as the Commitment to extend Tranche A Loans shall terminate as provided herein.

     "Revolving Credit Commitment Termination Date" shall mean December 29,
2000.

     "Security Documents" shall mean this Agreement, the Mortgages, the Trademark Security Agreement, all Pledge Agreement Supplements and each other collateral security document delivered to the Agent hereunder.

     "Site" means any of the real properties currently or previously owned, leased or operated by (i) the Company and its Subsidiaries; (ii) any predecessors of the Company and its Subsidiaries; or (iii) any entities previously owned by the Company and its Subsidiaries, in each case, including all soil, subsoil, surface waters and groundwater thereat.

     "Solvent" shall mean with respect to any Person as of the date of determination thereof that (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise," as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.

     "Subordinated Debt or Subordinated Indebtedness" shall mean the Subordinated Notes and all other debt which is subordinated in right of payment to the prior indefeasible payment in full of the obligations of the Credit Parties to the Lenders hereunder and under any other Loan Document on terms and conditions satisfactory to and approved in writing by the Agent in its discretion (but in no event shall any such debt (other than the Subordinated Notes) require any cash payment at any time prior to one year after the Maturity Date of this Agreement).

     "Subordinated Notes" shall mean the Company's Convertible Subordinated Notes in the aggregate principal amount of $115,000,000, due October 15, 2004, issued pursuant to the Subordinated Note Indenture.

     "Subordinated Note Indenture" shall mean the Subordinated Note Indenture dated October 16, 1997, between the Company and the trustee named therein providing for the issuance of the Subordinated Notes.

     "Subsidiaries" shall mean with respect to any Person any corporation, association or other business entity more than 50% of the voting stock or other ownership interest (including without limitation, membership interests in a limited liability company) of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

     "Taxes" shall have the meaning set forth in Section 3.10.

     "Total Commitment" shall mean, at any time, the aggregate of the Commitments in effect at such time which, initially, shall be $130,000,000.

     "Trademark Security Agreement" shall mean a Trademark Security Agreement substantially in the form of Exhibit F hereto.

     "Tranche A Loans" shall have the meaning set forth in Section 2.01(b)(i).

     "Tranche B Loans" shall have the meaning set forth in Section 2.02(a).

     "Unfunded Current Liability" of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

     "Unused Fee Rate" shall mean 3/8 of 1% per annum.

     "Upfront Fee" shall have the meaning set forth in Section 3.04.

     "Warrants" shall mean the warrants for 10% of the Company's outstanding common stock on a fully diluted basis and which shall be issued to the Lenders and exercisable during the period from the Closing Date through March 31, 2007 at the strike price per share set forth therein (subject to standard anti-dilution protection) and which shall be cancelable by the Company (without any payment by the Company) in accordance with the terms thereof.

     SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter. Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under GAAP. The term "including" shall not be limited or exclusive, unless specifically indicated to the contrary. The word "will" shall be construed to have the same meaning in effect as the word "shall". The words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules thereto, all of which are by this reference incorporated into this Agreement.

                                   ARTICLE II
                                      LOANS

     SECTION 2.01. Tranche A Loans.

     (a) Restructuring of the Existing Standby Loans as Tranche A Loans. Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, on the Closing Date, each Lender hereby agrees to restructure its Existing Standby Loan as a revolving loan and to make such revolving loan available to the Company from time to time as a Tranche A Loan provided for in Section 2.01(b) below. The principal amount of the Existing Standby Loans restructured as Tranche A Loans for each Lender shall not exceed the amounts set forth opposite its name on Schedule 2.01 hereto. Principal amounts outstanding on the Closing Date with respect to the Existing Standby Loans shall be deemed to be principal amounts outstanding with respect to the Tranche A Loans and, simultaneously, such principal amounts outstanding with respect to the Existing Standby Loans shall be deemed to no longer be outstanding. On the Closing Date, the Company will pay all accrued interest to such date owing to the Lenders under the Existing Credit Agreement with respect to the Existing Standby Loans.

     (b) Tranche A Loans.

         (i) Subject to the terms and conditions, and relying upon the representations and warranties, set forth herein, each Lender severally agrees to make revolving loans (individually a "Tranche A Loan" and, collectively, the "Tranche A Loans") to the Company from time to time during the Revolving Credit Commitment Period up to but not exceeding at any one time outstanding the amount of its Commitment; provided, however, that no Tranche A Loan shall be made if, after giving effect to such Tranche A Loan, (x) the Aggregate Outstandings at the time of such Tranche A Loan would exceed the Total Commitment in effect at such time or (y) the aggregate outstanding amount of the Tranche A Loans would exceed the aggregate Commitments of the Lenders in effect at such time to make Tranche A Loans. During the Revolving Credit Commitment Period, the Company may from time to time borrow, repay and reborrow hereunder on or after the date hereof and prior to the Revolving Credit Commitment Termination Date, subject to the terms, provisions and limitations set forth herein.

         (ii) The Company shall give the Agent irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m., New York, New York time, not less than one Business Day prior to the date of each proposed Tranche A Loan under this Section 2.01(b). Such notice shall be in the form of the Borrowing Certificate, shall be irrevocable and shall specify (x) the amount of the proposed borrowing, (y) the proposed use of the loan proceeds, and (z) the proposed Borrowing Date. Upon receipt of such Borrowing Certificate from the Company, the Agent shall promptly notify each Lender thereof. Except for borrowings which utilize the full remaining amount of the Total Commitment, each borrowing shall be in an amount not less than $500,000 or, if greater, whole multiples of $100,000 in excess thereof. Funding of all Loans shall be made in accordance with Section 3.09 of this Agreement.

         (iii) The Company shall have the right, upon not less than one Business Day's prior written notice to the Agent, to terminate the aggregate Commitments to make Tranche A Loans or from time to time to permanently reduce the amount of the aggregate Commitments to make Tranche A Loans; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Tranche A Loans made on the effective date thereof
(x), the Aggregate Outstandings would exceed the Total Commitment as then reduced or (y) the aggregate outstanding amount of the Tranche A Loans would exceed the aggregate Commitments of the Lenders in effect at such time to make Tranche A Loans as then reduced. Any such reduction shall be in the amount of $1,000,000 or whole multiples of $100,000 in excess thereof, and shall reduce permanently the amount of the Commitments to make Tranche A Loans then in effect.

         (iv) The several agreement of the Lenders to make revolving Tranche A Loans pursuant to this Section 2.01(b) shall automatically terminate on the Revolving Credit Commitment Termination Date. On the Revolving Credit Commitment Termination Date, the outstanding principal amount of the Tranche A Loans shall cease to be revolving loans and shall automatically convert to term loans, and any repayment or prepayment of Tranche A Loans after such date may not be reborrowed.

     SECTION 2.02. Tranche B Loans.

     (a) Restructuring of the Existing Revolving Loans as Tranche B Loans. Subject to the terms and conditions, and relying upon the representations and warranties set forth herein, on the Closing Date, each Lender hereby agrees to restructure its Existing Revolving Loan as a term loan (each, a "Tranche B Loan" and, together with the Tranche B Loan of each other Lender, the "Tranche B Loans"). The principal amount of the Tranche B Loans for each Lender and the participating interest of each Lender in the Existing Letters of Credit shall not exceed the amounts set forth opposite its name on Schedule 2.02 hereto. Principal amounts outstanding on the Closing Date with respect to the Existing Revolving Loans shall be deemed to be principal amounts outstanding with respect to the Tranche B Loans and, simultaneously, such principal amounts outstanding with respect to the Existing Revolving Loans shall be deemed to no longer be outstanding. On the Closing Date, the Company will pay all accrued interest to such date owing to the Lenders under the Existing Credit Agreement with respect to the Existing Revolving Loans.

     (b) Letters of Credit.

         (i) Existing Letters of Credit. The Company and the Lenders agree that from and after the Closing Date, subject to the satisfaction of the conditions precedent to the restructuring of the Existing Revolving Loans hereunder as set forth in Article V, the letters of credit issued by The Chase Manhattan Bank for the account of the Company prior to the date hereof and listed and described on
Schedule 2.02(b) attached hereto (the "Existing Letters of Credit") shall be Letters of Credit for all purposes of this Agreement (other than with respect to opening or transaction fees and the payment of commissions made or accrued prior to the date hereof, which fees and commissions shall be for the sole account of The Chase Manhattan Bank), including, without limitation, for purposes of
Section 3.04(b), and the Lenders hereby affirm their pro rata participation, in accordance with their respective Commitment Proportions, in such letters of credit. The Company agrees to execute and deliver to the Agent such further documents and instruments in connection with any Letter of Credit deemed to have been issued hereunder (including without limitation, applications therefor) as the Agent in accordance with its customary practices may request.

         (ii) Drawings Under Letters of Credit. The Company hereby absolutely and unconditionally promises to pay the Agent not later than 3:00 p.m. (New York, New York time) the amount of each drawing under a Letter of Credit if the Company receives notice of such drawing prior to 10:00 a.m., New York, New York time, on the date of such drawing, or if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, New York, New York time, on the Business Day immediately following the day that the Company receives such notice; provided, however, the Company may, subject to the conditions to borrowing set forth herein, request that such payment be refinanced with a Tranche B Loan in an equivalent amount, and, to the extent so refinanced, the Company's obligation to make such payment shall be discharged and replaced by such Tranche B Loan. Such request shall be made by the Company on the date of receipt of notice from the Agent of a drawing under a Letter of Credit. The Agent shall notify each Lender of such request in accordance with Section 2.01. If the Company fails to make such payment when due, the Agent shall notify each Lender of the amount of the drawing under the applicable Letter of Credit. Each Lender agrees that on the first Business Day after receipt of such notice, it will immediately make available by no later than 12:00 noon New York, New York time, to the Agent at its office located at the Payment Office in immediately available funds, its Commitment Proportion of such drawing, provided (x) each Lender's obligation shall be reduced by its Commitment Proportion of any reimbursement by the Company in respect of any such drawing pursuant to this
Section 2.02 and (y) no Lender shall be required to make payments to the Agent with respect to a drawing which the Company reimbursed with the proceeds of a Tranche B Loan, as contemplated above, if such Lender fully funded its Commitment Proportion of such Tranche B Loan in accordance with Section 3.09. Any payment made by a Lender pursuant to this Section 2.02(b) to reimburse the Agent for any drawing under a Letter of Credit (other than a Tranche B Loan as contemplated above) shall not constitute a Tranche B Loan and shall not relieve the Company of its obligation to reimburse the Agent for such drawing. Each drawing under a Letter of Credit which is not paid on the date such drawing is made shall accrue interest, for each day from and including the date of such drawing to but excluding the date that the Company reimburses the Agent in full for such drawing, at the rate per annum then applicable to Tranche B Loans; provided, however, that if the Company fails to reimburse such drawing when due pursuant to this clause (ii), then the Company shall pay to the Agent interest on the amount of such drawing at the rate per annum set forth in Section 3.01(d). Interest accruing pursuant to the preceding sentence shall be for the account of the Agent, except that interest accrued on and after the date of payment by any Lender pursuant to this Section 2.02(b) to reimburse the Agent shall be for the account of such Lender to the extent of such payment.

         (iii) Letter of Credit Obligations Absolute.

     (A) The obligation of the Company to reimburse the Agent as provided hereunder in respect of drawings under Letters of Credit shall rank pari passu with the obligation of the Company to repay the Tranche B Loans hereunder, and shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, the obligation of the Company to reimburse the Agent in respect of drawings under Letters of Credit shall not be subject to any defense based on the non-application or misapplication by the beneficiary of the proceeds of any such drawing or the legality, validity, regularity or enforceability of the Letters of Credit or any related document or any dispute between or among the Company, the beneficiary of any Letter of Credit or any financial institution or other party to which any Letter of Credit may be transferred. The Agent may accept or pay any draft presented to it under any Letter of Credit regardless of when drawn or made and whether or not negotiated, if such draft, accompanying certificate or documents and any transmittal advice are presented or negotiated on or before the expiry date of such Letter of Credit or any renewal or extension thereof then in effect, and conforms to the terms and conditions of such Letter of Credit. Furthermore, neither the Agent nor any of its correspondents nor any Lender shall be responsible, as to any document presented under a Letter of Credit which appears to be regular on its face, and appears on its face to conform to the terms of the Letter of Credit, for the validity or sufficiency of any signature or endorsement, for delay in giving any notice or failure of any instrument to bear adequate reference to the Letter of Credit, or for failure of any Person to note the amount of any draft on the reverse of the Letter of Credit.

     (B) Any action, inaction or omission on the part of the Agent or any of its correspondents under or in connection with any Letter of Credit or the related instruments, documents or property, if in good faith and in conformity with such laws, regulations or customs as are applicable, shall be binding upon the Company and shall not place the Agent or any of its correspondents under any liability to the Company in the absence of (x) gross negligence or willful misconduct by the Agent or its correspondents or (y) the failure by the Agent to pay under a Letter of Credit after presentation of a draft and documents strictly complying with such Letter of Credit unless the Agent is prohibited from making such payment pursuant to a court order. The Agent's rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract. All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided hereunder, be governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce, Publication No. 500, and any subsequent revisions thereof.

         (iv) Obligations of Lenders in Respect of Letters of Credit. Each Lender acknowledges that each Letter of Credit deemed to be issued by the Agent pursuant to this Agreement is deemed to have been issued by the Agent on behalf of and with the ratable participation of all of the Lenders (i.e., in accordance with their respective Commitment Proportions), and each Lender agrees to make the payments required by subsection (b)(ii) above and agrees to be responsible for its pro rata share of all liabilities incurred by the Agent in respect of each Letter of Credit deemed to have been issued, established, opened or extended by the Agent hereunder for the account of the Company, including, without limitation, any liabilities arising out of any steamship indemnity issued by the Agent with respect to goods which are the subject of a Letter of Credit and the steamship indemnity issued by Agent on August 28, 1998, at the request of the Company, in connection with goods subject to a letter of credit issued by the Agent. Each Lender agrees with the Agent and the other Lenders that its obligation to make the payments required by subsection (b)(ii) above shall not be affected in any way by any circumstances (other than the gross negligence or willful misconduct of the Agent) occurring before or after the making of any payment by the Agent pursuant to any Letter of Credit including, without limitation: (x) any modification or amendment of, or any consent, waiver, release or forbearance with respect to, any of the terms of this Agreement or any other instrument or document referred to herein; (y) the existence of any Default or Event of Default; or (z) any change of any kind whatsoever in the financial position or credit worthiness of the Company.

     SECTION 2.03. Repayment of Loans; Evidence of Debt.

     (a) The Company hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the earlier to occur of the Maturity Date or the date upon which this Agreement is terminated in accordance with its terms.

     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Company to such Lender resulting from each Loan made or restructured by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made or restructured hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Company to repay the Loans in accordance with the terms of this Agreement.

     (e) Any Lender may request that Loans made or restructured by it be evidenced by a promissory note. In such event, the Company shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Agent and reasonably acceptable to the Company. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 13.05) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.04. Confirmation of Obligations; Ratification; Release. (a) The Company acknowledges that it has no existing defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to pay the Obligations under or in respect of the Existing Credit Agreement as amended and restated by this Agreement and all other Loan Documents.

     (b) Without limiting the foregoing, the Guarantors hereby acknowledge, ratify and confirm that the Mortgages executed and delivered by and between certain of the Guarantors and the Agent on September 9, 1999, secure the Obligations under this Agreement, and that such Obligations constitute "Secured Indebtedness" under said Mortgages. The Guarantors hereby further agree to execute and deliver any amendment to the Mortgages required to evidence and effectuate the foregoing.

     (c) The Company hereby releases and forever discharges the Agent, the Lenders and all of their officers, directors, employees, agents, advisors and attorneys from any and all actions, causes of action, debts, dues, claims, demands, liabilities and obligations of every kind and nature, both in law and in equity, known or unknown, whether matured or unmatured, absolute or contingent, other than a breach by the Lenders of Section 2.01.

                                   ARTICLE III
                PROVISIONS RELATING TO ALL EXTENSIONS OF CREDIT;
                                FEES AND PAYMENTS

     SECTION 3.01. Interest Rate.

     (a) Each Tranche A Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus a margin of 1-1/2% per annum, provided that, to the extent no Default or Event of Default shall have occurred and be continuing, if on or before June 30, 2000, the Loans shall have been permanently repaid such that the outstanding principal amount of the Loans shall be less than $100,000,000, such rate shall be equal to the Alternate Base Rate plus a margin of 1/2% per annum after such date of repayment.

     (b) Each Tranche B Loan shall bear interest for the period from the date thereof on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate plus a margin of 3% per annum, provided that, to the extent no Default or Event of Default shall have occurred and be continuing (x) if on or before June 30, 2000, the Loans shall have been permanently repaid such that the outstanding principal amount of the Loans shall be less than $100,000,000, such rate shall be equal to the Alternate Base Rate plus a margin of 2% per annum after such date of repayment, (y) if on or before December 29, 2000, the Loans shall have been permanently repaid such that the outstanding principal amount of the Loans shall be less than $80,000,000, such rate shall be equal to the Alternate Base Rate, plus a margin of 1% per annum after such date of repayment and (z) for each additional $10,000,000 amount by which the Loans shall have been permanently repaid below $80,000,000 prior to December 29, 2001, from and after the date of each such repayment, the applicable margin shall be reduced by 1/4% per annum, provided, further the interest rate applicable to the Tranche B Loans shall not at any time be reduced to below the Alternate Base Rate plus a margin of 1/2% per annum.

     (c) Upon the occurrence and during the continuance of an Event of Default arising from any event set forth in Section 8.01(a) (i) the outstanding principal amount of the Loans (excluding any defaulted payment of principal accruing interest in accordance with clause (d) below), shall, at the option of the Required Lenders, bear interest payable on demand at a rate of interest 2% per annum in excess of the interest rate then in effect and (ii) the LC Margin shall, at the option of the Required Lenders, increase to a rate 2% in excess of the rate otherwise then in effect.

     (d) If the Company shall default in the payment of the principal or of interest on any portion of any Loan or any other amount becoming due hereunder, whether with respect to reimbursement of drawings under Letters of Credit, interest, fees, expenses or otherwise, the Company shall on demand from time to time pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 2% per annum in excess of the rate then in effect for Loans.

     (e) Anything in this Agreement to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to a Lender to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to such Lender limiting the rates of interest that may be charged or collected by such Lender. In each such event payments of interest required to be paid to such Lender shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by such Lender. If the provisions of this Agreement would at any time otherwise require payment by the Company to any Lender of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to such Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount.

     (f) Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on a year of 360 days and shall be payable for the actual days elapsed. Each determination by the Agent of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.

     SECTION 3.02. Use of Proceeds. The proceeds of the Tranche A Loans shall be used solely to (a) restructure the Existing Standby Loans as provided for herein, (b) finance the working capital needs of the Credit Parties in the ordinary course of business and consistent with the Cash Flow Schedule, and (c) finance Permitted Construction Projects consistent with the Cash Flow Schedule; provided, however, that, to the extent the Company completes a Permitted Construction Project in accordance with the Cash Flow Schedule under budget, the Company may use any savings therefrom to complete another Permitted Construction Project. The proceeds of the Tranche B Loans shall be used to restructure the Existing Revolving Loans as provided for herein, and to refinance unreimbursed LC Disbursements pursuant to Section 2.02(b)(ii).

     SECTION 3.03. Mandatory and Optional Prepayments.

     (a) The Company may at any time and from time to time, repay the then outstanding Loans, in whole or in part, without premium or penalty, upon written notice to the Agent (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time one Business Day before the date of prepayment. Each notice shall be irrevocable and shall be applied to the Loans as set forth therein. Upon receipt of such notice, the Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such repayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Each partial prepayment pursuant to this Section 3.03 shall be in a principal amount of $1,000,000 or whole multiples of $100,000 in excess thereof.

     (b) The Company shall prepay to the Lenders from the Net Cash Proceeds of Permitted Asset Sales (other than the initial Net Cash Proceeds of up to $5,500,000 in connection with Permitted Asset Sales) and the Net Cash Proceeds of any debt or equity issuances such amounts as set forth as follows: (i) from the first $10,000,000 of such Net Cash Proceeds, the Company may retain $7,500,000 and shall use such amount to prepay Tranche A Loans until paid in full and the Company shall pay $2,500,000 to the Lenders to permanently prepay Tranche B Loans then outstanding; (ii) from the next $15,000,000 of such Net Cash Proceeds, the Company may retain $9,000,000 and shall use such amount to prepay Tranche A Loans until paid in full and the Company shall pay $6,000,000 to the Lenders to permanently prepay Tranche B Loans then outstanding; and (iii) from the next $10,000,000 of such Net Cash Proceeds, the Company may retain $5,500,000 and shall use such amount to prepay Tranche A Loans until paid in full and the Company shall pay $4,500,000 to the Lenders to permanently prepay Tranche B Loans then outstanding. Thereafter, all such Net Cash Proceeds shall be paid to the Lenders to permanently prepay Loans then outstanding. Any prepayment of the Tranche B Loans hereunder shall be applied in the direct order of maturity and shall reduce the principal amounts required to be paid pursuant to paragraph (d) below.

     (c) Commencing with the quarter ending March 31, 2001, the Company shall prepay the principal of the Tranche B Loans quarterly in an amount equal to Excess Cash Flow, such amount to be applied in the inverse order of maturity.

     (d) The Company shall prepay the principal amount of the Tranche B Loans on the dates and in the amounts set forth below:

                  Date                          Principal Amount
                  ----                          ----------------
         December 29, 2000                        $30,000,000

         December 31, 2001                        $25,000,000
         March 30, 2002                           $ 1,250,000
         June 30, 2002                            $ 1,250,000
         September 30, 2002                       $ 1,250,000
         December 31, 2002                        Remaining principal balance

     (e) Each prepayment of principal of a Loan pursuant to this Section 3.03 shall be accompanied by accrued interest to the date prepaid on the amount prepaid. Prepayments of the Tranche B Loans and the Tranche A Loans after the Revolving Commitment Termination Date may not be reborrowed.

     SECTION 3.04. Fees.

     (a) The Company shall pay to the Agent an upfront fee of $300,000 (the "Upfront Fee") which the Agent shall distribute to each Lender in accordance with its respective Commitment Proportion. The Upfront Fee shall be paid as follows: (i) $200,000 on the Closing Date and (ii) $100,000 on December 31, 2001 if the outstanding principal amount of the Loans exceeds $75,000,000 on such date.

     (b) The Company shall pay to the Agent for the account of, and pro rata distribution to, each Lender a commitment fee on the average daily unused portion of the Tranche A Loans from the date of this Agreement until the Maturity Date at a rate per annum equal to the Unused Fee Rate, based on a year of 360 days, payable in arrears on the last day of each month commencing on October 29, 1999.

     (c) The Company shall pay to the Agent for the account of each Lender a participation fee with respect to each Lender's participation in Letters of Credit, which shall accrue at a rate per annum equal to the LC Margin on the average daily amount of such LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender ceases to have any LC Exposure. The Company shall pay to the Agent for the account of the Agent, the Agent's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees with respect to Letters of Credit shall be payable in arrears on the last Business Day of December, March, June and September of each year, commencing October 29, 1999; provided that all such fees shall be payable on the date on which the Total Commitment terminates and any such fees accruing after the date on which the Total Commitment terminates shall be payable on demand. Any other fees payable to the Agent pursuant to this
Section 3.04 shall be payable on demand. All participation fees with respect to Letters of Credit shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

     (d) The Company agrees to pay the Agent for the Agent's own account, such agency, structuring and other fees as separately agreed between the Agent and the Company.

     SECTION 3.05. Increased Costs.

     (a) In the event that any introduction of or change in, on or after the date hereof, any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including without limitation, any request, guideline or policy, whether or not having the force of law of, or from any central bank or other governmental or regulatory authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

         (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any note, any Loan, or any Letter of Credit or change the basis of taxation of payments to such Lender of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of such Lender and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender is organized, has its principal office or is managed and controlled); or

         (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender; or

         (iii) shall impose on any Lender any other condition, or change therein;

and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which such Lender deems material, then, in any such case, the Company shall pay such Lender such additional amount or amounts as such Lender shall have reasonably determined will compensate such Lender for such increased costs or reduction.

     (b) if any Lender shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental or regulatory authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of any Lender) or any Lender's holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Company shall pay to such Lender, the additional amount or amounts as such Lender shall have determined will compensate such Lender or such Lender's holding company for such reduction. Such Lender's determination of such amounts shall be conclusive and binding on the Company absent manifest error.

     (c) A certificate of a Lender setting forth the amount or amounts payable pursuant to Section 3.05(a) and 3.05(b) above shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) In the event any Lender shall be entitled to compensation pursuant to
Section 3.05(a) or Section 3.05(b), it shall promptly notify the Agent and the Company of the event by reason of which it has become so entitled; provided, however, no failure on the part of any Lender to demand compensation under clause (a) or clause (b) above on one occasion shall constitute a waiver of its right to demand compensation on any other occasion.

     SECTION 3.06. Taxes.

     (a) Except as set forth in clause (c) below or as required by law, all payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental or Regulatory Authority, excluding income and franchise taxes imposed on the Agent, or a Lender by (i) the United States of America or any political subdivision or taxing authority thereof or therein or (ii) the jurisdiction under the laws of which the Agent, or such Lender is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent, or any Lender hereunder, the amount so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt showing payment thereof. If the Company fails to pay Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Company shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure together with any expenses payable by the Agent or such Lender in connection therewith.

     (b) Prior to the first Interest Payment Date, each Lender that is not organized under the laws of the United States or a state thereof agrees that it will deliver to the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States back-up withholding tax. Each Lender which delivers to the Company and the Agent a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the preceding sentence further undertakes to deliver to Agent two further copies of the said statement and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Agent, and such extensions or renewals thereof as may reasonably be requested by the Agent, certifying in the case of a Form 1001 or 4224 that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.

     (c) The Company shall not be required to pay any increased amount on account of Taxes pursuant to this Section 3.06 to any Lender or to the Agent to the extent such Taxes would not have been payable if the Lender had furnished a form which it was required to furnish in accordance with clause (b) of this
Section 3.06, and such Taxes shall be borne solely by such Lender.

     SECTION 3.07. Replacement of Lenders under Certain Circumstances. The Company shall be permitted to replace any Lender which defaults in its obligation to fund any Loan hereunder, upon at least 30 days' notice to such Lender and the Agent, with a replacement financial institution; provided, that the Company may not demand the replacement of one or more Lenders holding, in the aggregate, 10% or more of the Total Commitments; and provided that (a) such replacement does not conflict with any law, rule or regulation, or order or decree of any Governmental or Regulatory Authority, (b) no Default or Event of Default shall have occurred and be continuing at the time of such replacement,
(c) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (d) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Agent, (e) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section
13.05 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (f) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 3.05 or 3.06, as the case may be, and (g) any such replacement shall not be deemed to be a waiver of any rights which the Company, the Agent or any other Lender shall have against the replaced Lender.

     SECTION 3.08. Pro Rata Treatment and Payments.

     (a) Each borrowing by the Company from the Lenders, each payment by the Company on account of any fee (except as specified in Sections 3.04(c) and 3.04(d) and any reduction of the Commitments of the Lenders hereunder shall be made pro rata according to the respective relevant Commitment Proportions of the Lenders. Each payment (including each prepayment) by the Company on account of principal of and interest on each Loan shall be made pro rata according to the respective outstanding principal amounts of such Loans held by each Lender. All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Agent, for the account of the Lenders (except as specified in Sections 2.05(b), 3.04(c) and 3.04(d) at the Payment Office of the Agent in Dollars in immediately available funds. The Agent may, in its sole discretion, directly charge interest payments due in respect of the Loans and reimbursement obligations with respect to Letters of Credit to the Company's accounts at the Payment Office or other office of the Agent. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds by wire transfer of such Lender's portion of such payment to such Lender for the account of its Lending Office. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     SECTION 3.09. Funding and Disbursement of Loans.

     (a) Each Lender shall make each Loan to be made by it hereunder available to the Agent at the Payment Office for the account of such office and the Agent by 1:00 p.m. New York, New York time on the Borrowing Date in Dollars in immediately available funds. Unless any applicable condition specified in
Article V has not been satisfied, the amount so received by Agent will be made available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds as received by the Agent; provided, however, that if the proceeds of any Loan or any portion thereof are to be used to prepay outstanding Loans, then the Agent shall apply such proceeds for such purpose to extent necessary and credit the balance, if any, to the Company's account.

     (b) Unless the Agent shall have been notified in writing by any Lender prior to a proposed Borrowing Date that such Lender will not make the amount which would constitute its Commitment Proportion of the borrowing on such Borrowing Date available to the Agent, the Agent may assume that such Lender has made such amount available to the Agent on such Borrowing Date, and the Agent may, but is not obligated to, in reliance upon such assumption, make available to the Company a corresponding amount. If such amount is not made available to the Agent until a date after such Borrowing Date, such Lender shall pay to the Agent on demand interest on such Lender's Commitment Proportion of such borrowing at a rate equal to the greater of (i) the daily average Federal Funds Rate and (ii) a rate determined by the Agent in accordance with banking industry rules on interbank compensation during such period, from and including such Borrowing Date to the date on which such Lender's Commitment Proportion of such borrowing shall have become immediately available to the Agent. A certificate of the Agent submitted to any Lender with respect to any amounts due pursuant to this Section 3.13(b) shall be conclusive absent manifest error. Nothing herein shall be deemed to relieve any Lender from its obligations to fulfill its commitment hereunder or to prejudice any right which the Company may have against any Lender as a result of any default by such Lender hereunder.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Lenders to enter into this Agreement and to restructure or make the Loans herein provided for, the Credit Parties represent and warrant to the Agent and each Lender that:

     SECTION 4.01. Organization; Powers. The Company (a) is a corporation duly organized, and validly existing under the laws of the State of Delaware, (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, and (d) has the corporate power to execute, deliver and perform this Agreement and each of the Loan Documents to which it is a party, including, without limitation, the power to obtain extensions of credit hereunder. Each Subsidiary of the Company (a) is a corporation, limited liability company or limited partnership (as indicated on Schedule 4.01 hereto) duly organized or formed, as applicable, validly existing and, except as set forth on Schedule 4.01, in good standing under the laws of the state of its incorporation or formation except where the failure to be in good standing could not have a Material Adverse Effect, (b) has the corporate, limited partnership or limited liability company power and authority to own or lease its properties and to carry on its business as now being conducted, (c) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification except where the failure to be so qualified could not have a Material Adverse Effect, and (d) has the corporate or limited liability company power, as applicable, to execute, deliver and perform each of the Loan Documents to which it is a party.

     SECTION 4.02. Authorization of Borrowing; Enforceable Obligations. The execution, delivery and performance by the Credit Parties of this Agreement and the other Loan Documents to which each is a party and the borrowings by the Company hereunder (a) have been duly authorized by all requisite corporate action, (b) will not violate or require any consent under (i) any provision of law applicable to any of the Credit Parties, any rule or regulation of any Governmental or Regulatory Authority, or the Certificate of Incorporation or By-laws of the Company or the Certificate of Incorporation, By-Laws, or other organizational documents, as applicable, of the Company or any of its Subsidiaries or (ii) except as set forth on Schedule 4.10, any order of any court or other Governmental or Regulatory Authority binding on any of the

Credit Parties or any indenture, agreement or other instrument to which any of the Credit Parties is a party, or by which any of the Credit Parties or any of its property is bound, and (c) except as set forth on Schedule 4.10, will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of any of the Credit Parties other than as contemplated by this Agreement or the other Loan Documents. This Agreement and each other Loan Document to which any of the Credit Parties is a party, constitutes a legal, valid and binding obligation of such Credit Parties, enforceable against such Credit Parties, in accordance with its terms subject, as to enforcement, to bankruptcy, moratorium, insolvency and similar laws affecting creditors generally and to equitable principles of general application.

     SECTION 4.03. Financial Condition.

     (a) The Company has heretofore furnished to each Lender (i) the audited consolidated balance sheet of the Company and its Consolidated Subsidiaries and the related consolidated statement of income, retained earnings and cash flow of the Company and its Consolidated Subsidiaries, audited by Richard A. Eisner & Company, LLC, independent certified public accountants for the fiscal year ended December 31, 1998, and (ii) the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries and the related consolidated statements of income, retained earnings and cash flow of the Company and its Consolidated Subsidiaries for the six month period ended June 30, 1999. Such financial statements were prepared in conformity with GAAP and fairly present the consolidated financial position and consolidated results of operations of the Company and its Consolidated Subsidiaries as of the date of such financial statements and for the periods to which they relate and, since December 31, 1998, no Material Adverse Effect has occurred except as disclosed on Schedule
4.03. The Company shall deliver to the Agent, with a copy for each Lender, a certificate of the Chief Financial Officer and the Chairman of the Board of Directors of the Company to that effect on the Closing Date. Except as disclosed on Schedule 4.03, other than obligations and liabilities arising in the ordinary course of business since December 31, 1998 there are no obligations or liabilities contingent or otherwise, of the Company or any of its Consolidated Subsidiaries which are not reflected on such statements.

     (b) The Company, individually, and together with its consolidated Subsidiaries, is Solvent and immediately after giving effect to each Loan contemplated by this Agreement, and the execution of each Loan Document, will be Solvent.

     SECTION 4.04. Taxes. All assessed deficiencies resulting from Internal Revenue Service examinations of the federal income tax returns of the Company or any of its Subsidiaries have been discharged or reserved against in accordance with GAAP. The Credit Parties have filed or caused to be filed all federal, state and local tax returns which are required to be filed, and have paid or have caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except (a) any such taxes that are immaterial in amount and reserved against in accordance with GAAP and (b) taxes which are being contested in good faith and which are reserved against in accordance with GAAP. The Company's federal income tax returns have been audited through fiscal year ending December 31, 1995.

     SECTION 4.05. Title to Properties. The Credit Parties have good title to their respective properties and assets reflected on the financial statements referred to in Section 4.03 hereof, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective businesses or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of mortgages, pledges, liens, charges and other encumbrances, other than Permitted Liens.

     SECTION 4.06. Litigation.

     (a) There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any of its Subsidiaries) pending or, to the knowledge of the Company, threatened against or affecting any of the Credit Parties at law or in equity or before or by any Governmental or Regulatory Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the Credit Parties, could result in a Material Adverse Effect.

     (b) None of the Credit Parties is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental or Regulatory Authority which could have a Material Adverse Effect.

     SECTION 4.07. Agreements. None of the Credit Parties is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could have a Material Adverse Effect. None of the Credit Parties is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could have a Material Adverse Effect.

     SECTION 4.08. Compliance with ERISA. Each Plan is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of
Section 412 of the Code; neither the Company nor any ERISA Affiliate nor any Subsidiary of the Company has incurred any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the termination of participation in or contributions to any such Plan, no proceedings have been instituted to terminate any Plan, no condition exists which presents a material risk to the Company or any of its Subsidiaries or of an ERISA Affiliate incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company or any Subsidiary of the Company exists or is likely to arise on account of any Plan; and the Company, and each of its Subsidiaries may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any person interested therein.

     SECTION 4.09. Federal Reserve Regulations; Use of Proceeds.

     (a) None of the Credit Parties is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any "margin stock" (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended from time to time).

     (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of Regulations T, U, or X of the Board of Governors of The Federal Reserve System.

     (c) The proceeds of each Loan shall be used solely for the purposes permitted under Section 3.02.

     SECTION 4.10. Approvals. Except as disclosed on Schedule 4.10, no registration with or consent or approval of, or other action by, any Governmental or Regulatory Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by any of the Credit Parties, or with the execution and delivery of other Loan Documents to which it is a party or, with respect to the Company, the borrowings hereunder and the failure to obtain such consents and approvals could not have a Material Adverse Effect on the Company and its Consolidated Subsidiaries taken as a whole.

     SECTION 4.11. Intellectual Property. Schedule 4.11 is a complete and accurate list of all copyrights, trademarks, tradenames, patents and service marks and all applications therefor and licenses thereof of each Credit Party, showing as to each the jurisdiction in which it is registered, the registration number, the date of registration and the expiration date.

     SECTION 4.12. Environmental Matters.

  Except as disclosed on Schedule 4.13,

     (a) There are no past, pending, or threatened Environmental Claims against, affecting or with respect to the Company, its Subsidiaries or any Site, and the Credit Parties are not aware of any facts or circumstances which could reasonably be expected to form the basis for any such Environmental Claim against the Company or any of its Subsidiaries.

     (b) No Site is currently or was formerly used for the handling, storage, treatment, disposal, manufacture, processing or generation of Hazardous Substances, except where such use could not have a Material Adverse Effect.

     (c) The Company and its Subsidiaries have obtained and hold all necessary Environmental Permits.

     (d) The Company and its Subsidiaries are in compliance with all terms, conditions and provisions of all applicable (1) Environmental Permits, and (2) Environmental Laws.

     (e) No Releases of Hazardous Substances have occurred at, from, in, to, on, or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that could result in a claim against the Company and its Subsidiaries.

     (f) Neither the Company or any of its Subsidiaries or, to the knowledge of the Company and the Subsidiaries, any predecessors of the Company or any of its Subsidiaries, nor any entity previously owned by the Company or any of its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substance to any location (other than any Site) which could result in an Environmental Claim against the Company or any of its Subsidiaries.

     (g) No Site is a current, or to the knowledge of any Credit Party, proposed Environmental Clean-up Site.

     (h) There are no Liens arising under or pursuant to any Environmental Law on any Site.

     (i) There are no (1) underground storage tanks (active or abandoned), (2) polychlorinated biphenyl containing equipment, or (3) asbestos-containing material located at any Site, except where such tanks, equipment or material could not have a Material Adverse Effect.

     (j) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Company or any of its Subsidiaries with respect to any Site which have not been delivered to Agent.

     SECTION 4.13. Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 4.14. Ownership of Pledged Securities; Subsidiaries, etc.

     (a) Annexed hereto as Schedule 4.14 is a correct and complete list, as of the date hereof, of each Subsidiary of the Company showing, as to each, its name, its jurisdiction of incorporation, its authorized capitalization, the number of shares of its capital stock outstanding and the ownership of the capital stock of each such Subsidiary.

     (b) Except as noted on Schedule 4.14, no Credit Party owns any voting stock or beneficial interest, directly or indirectly, in any entity other than in the Subsidiaries of the Company.

     (c) All of the Pledged Securities are duly authorized, validly issued, fully paid and non-assessable, and are owned and held by the Pledgors, free and clear of any liens, encumbrances, or security interests whatsoever other than those created pursuant to this Agreement or Permitted Liens and there are no restrictions on the transfer of the Pledged Securities other than as a result of this Agreement or applicable securities laws. Except as set forth on Schedule 4.14, there are no outstanding rights, warrants, options, or agreements to purchase or otherwise acquire any shares of the stock or securities or obligations of any kind convertible into any shares of capital stock, of the Company or the issuers of the Pledged Securities. The Pledged Securities are owned by the Persons specified on Schedule 4.14.

     SECTION 4.15. No Default. No Default or Event of Default has occurred and is continuing.

     SECTION 4.16. Material Contracts. As of the Closing Date, all Material Contracts are disclosed on Schedule 4.16 hereto, copies of which have been delivered to the Agent. Each such Material Contract (a) is in full force and effect and is binding upon and enforceable against the Credit Parties, in each case, to the extent they are a party thereto, and, to the Company's knowledge, all other parties thereto in accordance with its terms, and (b) there exists no default, under any Material Contract by the Company or any Subsidiary of the Company or, to the Company's knowledge, by any other party thereto which has not been fully cured or waived.

     SECTION 4.17. Permits and Licenses. Each of the Credit Parties has all permits, licenses, certifications, authorizations and approvals required for it lawfully to own and operate its respective businesses except those the failure of which to have could not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.18. Compliance with Law. Each of the Credit Parties is in compliance, with all laws, rules, regulations, orders and decrees which are applicable it, or to any of its respective properties which the failure to comply with could, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 4.19. Security Interest; Other Security. This Agreement and the other Loan Documents, when executed and delivered and, upon the making of the initial Loan hereunder, will create and grant to the Agent for the benefit of the Lenders (upon (i) the filing of the appropriate UCC-1 financing statements with filing offices for the locations listed on Schedule 4.19 and (ii) delivery of the Pledged Securities with appropriate stock powers to the Agent) valid and perfected security interests in the Collateral and the Pledged Securities in existence on the Closing Date as to which security interests may be perfected by such filings or delivery, subject only to Permitted Liens.

     SECTION 4.20. Y2K. Any reprogramming required to permit the proper functioning, in and following the year 2000, of (a) any Credit Party's computer systems and (b) equipment containing embedded microchips (including systems and equipment supplied by others or with which any Credit Party's systems interface), in each case, to the extent the failure to perform such reprogramming could reasonably be expected to have a Material Adverse Effect, and the testing of all such systems and equipment, as so reprogrammed, will be completed by December 31, 1999. The cost to the each of the Credit Parties of such reprogramming and testing and of the reasonably foreseeable consequences of year 2000 to each of the Credit Parties (including, without limitation, reprogramming errors and the failure of others' systems or equipment) will not result in a Default or Event of Default or have a Material Adverse Effect.

     SECTION 4.21. Disclosure. Neither this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Agent or any Lender by or on behalf of any Credit Party for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

     SECTION 4.22. Bank Accounts. Schedule 4.22 is a complete and accurate list of all bank accounts owned by any of the Credit Parties as of the date hereof, showing as to each the name and address of the bank or other institution maintaining such account, the account number of such account and the identity of the Credit Party which owns such account.

                                    ARTICLE V
                              CONDITIONS OF LENDING

     SECTION 5.01. Conditions to Restructuring and Initial Extension of Credit. The obligation of each Lender to restructure its Existing Revolving Loans and its Existing Standby Loans hereunder and to make its initial Tranche A Loan hereunder, as applicable, are subject to the following conditions precedent:

     (a) Opinions of Counsel. On or prior to the Closing Date, the Agent and each Lender shall have received a written opinion of (i) counsel for the Credit Parties dated the Closing Date and addressed to the Agent and the Lenders, substantially in the form of Exhibit C-1 attached hereto and (ii) general in-house counsel to the Credit Parties and from such other special local counsel as the Agent may require, each in form and substance satisfactory to the Agent and its counsel dated the Closing Date and addressed to the Agent and the Lenders substantially in the form of Exhibit C-2 attached hereto (which local opinions should cover such matters incident to the transactions contemplated hereby as the Agent may require).

     (b) Supporting Documents. On or prior to the Closing Date, the Agent shall have received, with a copy for each Lender, (i) a certificate of good standing for each of the Credit Parties (other than as set forth on Schedule 4.01) from the secretary of the states of their organizational jurisdiction dated as of a recent date; (ii) certified copies of the Certificate of Incorporation and By-laws of each of the Credit Parties; (iii) a certificate of the Secretary or an Assistant Secretary of each of the Credit Parties dated the Closing Date and certifying: (x) that neither the Certificate of Incorporation nor the By-laws of such Credit Party has been amended since the date of their certification (or if there has been any such amendment, attaching a certified copy thereof); (y) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or other governing body or Persons of such Credit Party authorizing the execution, delivery and performance of each Loan Document to which it is a party and, with respect to the Company, the borrowings hereunder; and (z) the incumbency and specimen signature of each officer such Credit Party executing each Loan Document to which such Credit Party is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of such Credit Party as to the incumbency and signature of the Secretary or Assistant Secretary of such Credit Party; and (iv) such other documents as the Agent may reasonably request.

     (c) Officer's Certificate. On the Closing Date, the Agent shall have received a certificate dated the Closing Date, executed by an Executive Officer of each Credit Party confirming compliance with the conditions set forth in clauses (a) and (b) of Section 5.02.

     (d) Insurance. On or prior to the Closing Date, the Agent shall have received a certificate or certificates of insurance from an independent insurance broker or brokers confirming the insurance required to be maintained pursuant to Section 6.01 hereof.

     (e) Assets Free from Liens. Prior to the Closing Date, the Agent shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that the Credit Parties' accounts receivable, inventory, equipment and all other assets of the Credit Parties are free and clear of all Liens except Permitted Liens.

     (f) Fees and Expenses. On or prior to the Closing Date, the Agent shall have received the fees payable pursuant to Sections 3.04(a) and 3.04(d) and reimbursement of expenses in accordance with Section 13.03.

     (g) No Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting any Credit Party pending or threatened before any court, governmental agency or arbiter that could have, individually or in the aggregate, a Material Adverse Effect.

     (h) Consents and Approvals. All governmental and third party consents and approvals necessary in connection with the transactions contemplated by this agreement and the other Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Required Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Required Lenders that imposes materially adverse conditions upon the transactions contemplated hereby.

     (i) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, operations, performance, properties, prospects or condition, financial or otherwise, of the Company or the Credit Parties taken as a whole since December 31, 1998 except as disclosed on Schedule 4.03.

     (j) Security Documentation. The Agent shall have received (i) appropriate UCC-1 financing statements relating to the Collateral, (ii) fully-executed copies of this Agreement and all of the Security Documents and (iii) the certificates representing the Pledged Securities with appropriate undated stock powers executed in blank.

     (k) Financial Statements. There shall have been completed a satisfactory review by the Required Lenders of (i) the audited consolidated financial statements of the Company and its Consolidated Subsidiaries for the fiscal year ended December 31, 1998, and (ii) the unaudited consolidated financial statements for the Credit Parties for the interim six months ended June 30, 1999.

     (l) Other Security Matters. The Agent shall have received (i) duly executed additional Mortgages for properties with a verified market value (determined in a manner acceptable to the Agent in its sole discretion) in excess of $24,000,000, together with appraisals or statements of value, environmental assessments, title insurance, flood, hazard and casualty insurance, all in form and substance satisfactory to the Agent, (ii) other insurance and loss payee certificates, (iii) the duly executed Negative Pledge Agreement and (iv) all filings and other actions required to perfect the security interest of the Agent (on behalf of the Lenders).

     (m) Plans. The Lenders shall have received the Business Plan and the Management and Governance Plan, in each case satisfactory in all respects to the Lenders.

     (n) Employment Agreements. The Agent shall have received copies of all employment agreements with key employees of the Credit Parties as identified by the Agent.

     (o) ISCC Financing. The Agent shall have received a revised term sheet, satisfactory in all respects to the Agent, with respect to the continuing financing of International Skating Center of Connecticut, LLC by Fleet National Bank.

     (p) Other Information, Documentation. The Agent shall have received and shall be satisfied with such other and further information and documentation as it may require, including, but not limited to, any information or documentation relating to compliance by the Credit Parties with the requirements of all Environmental Laws or potential liability of the Credit Parties under Environmental Laws.

     (q) Warrants. The Lenders shall have received the Warrants.

     (r) Cash Flow Schedule. The Agent shall have received from the Company a cash flow schedule attached hereto as Schedule 5.01(t) detailing the Credit Parties' anticipated cash receipts and disbursements for the period from the Closing Date through the December 29, 1999 and setting forth the anticipated uses of the Commitment for Tranche A Loans (the "Cash Flow Schedule").

     (s) Intercompany Notes. The Agent shall have received the Intercompany
Notes.

     (t) Completion of Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Agent and its counsel.

     SECTION 5.02. Conditions to All Extensions of Credit. The obligation of each Lender to make each Tranche A Loan hereunder, including, without limitation, the initial Tranche A Loan, and to amend, renew or extend any Letter of Credit, is subject to the conditions precedent set forth in Section 5.01 and the following conditions precedent:

     (a) Representations and Warranties. The representations and warranties made by the Credit Parties in this Agreement and the other Loan Documents to which each is a party shall be true and correct in all material respects on and as of the Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, with the same effect as though such representations and warranties had been made on and as of such date unless such representation is as of a specific date, in which case, as of such date.

     (b) No Default. No Default or Event of Default shall have occurred and be continuing on the date of such borrowing nor will result after giving effect to the Loan requested.

     (c) Borrowing Certificate. The Agent shall have received a notice in the form of a Borrowing Certificate with respect to the requested Loan, duly executed by an Executive Officer of the Company.

     (d) Availability. After giving effect to the requested Tranche A Loan (i) the Aggregate Outstandings shall not exceed the Total Commitment then in effect and (ii) the aggregate principal outstanding amount of the Tranche A Loans shall not exceed the aggregate Commitments of the Lenders then in effect to make Tranche A Loans.

     (e) Usage. The use of each extension of credit shall be substantially consistent with the Cash Flow Schedule.

     (f) Additional Documentation. With respect to the issuance, amendment, renewal or extension of any Letter of Credit, the Agent shall have received the documents and instruments requested by the Agent in accordance with the last sentence of Section 2.02(b)(i).

Each borrowing hereunder shall constitute a representation and warranty of the Company that the statements contained in clauses (a), (b), and (c) of Section
5.02 are true and correct on and as of the Borrowing Date, as though such representations and warranties had been made on and as of such date.

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

     Each of the Credit Parties covenants and agrees with the Lenders that so long as the Commitments remain in effect or any of the principal of or interest on the Loans or any other Obligations hereunder shall be unpaid, it will:

     SECTION 6.01. Existence, Properties, Insurance. Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate partnership or limited liability, existence as applicable, rights and franchises and comply in all material respects with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted in the ordinary course at all times; at all times maintain insurance covering its assets and its businesses with financially sound and reputable insurance companies or associations in such amounts and against such risks (including, without limitation, hazard, business interruption, public liability and product liability) as are usually carried by companies engaged in the same or similar business. Each such policy of insurance shall provide for at least thirty (30) day's prior written notice to the Agent of any modification or cancellation of such policies. The Company shall provide to the Agent promptly upon receipt thereof evidence of the annual renewal of each such policy.

     SECTION 6.02. Payment of Indebtedness and Taxes. (a) Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable and (b) pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that no Credit Party shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and each Credit Party, as the case may be, shall have set aside on its books adequate reserves determined in accordance with GAAP with respect to any such tax, assessment, charge, levy or claim so contested and; further, provided that, subject to the foregoing proviso, the Credit Parties will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefor.

     SECTION 6.03. Financial Statements, Reports, etc. Furnish to each Lender (other than the statements referred to in Sections 6.03(e), 6.03(g), 6.03(h), 6.03(i), 6.03(k) and 6.03(l) which shall be furnished solely to the Agent):

     (a) contemporaneously with filing with the Securities and Exchange Commission, but in any event within one hundred and five (105) days after the end of each fiscal year of the Company, a copy of (i) the audited comparative consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such year and the related audited comparative consolidated statements of income, retained earnings and cash flow for such year, such financial statements to be prepared in accordance with GAAP consistently applied and accompanied by a report thereon of Richard A. Eisner & Company, LLC or other independent certified public accountants of recognized standing selected by the Company and satisfactory to the Required Lenders (the "Auditor"), which report shall be unqualified;

     (b) contemporaneously with filing with the Securities and Exchange Commission, but in any event not later than fifty (50) days after the end of each of the first three quarterly periods of each fiscal year of the Company, a copy of the unaudited interim comparative consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of each such quarter and the related unaudited interim comparative consolidated statements of income, retained earnings and cash flow for such quarter and the portion of the fiscal year through such date;

     (c) commencing with the month ending April 2000, no later than the 20th day of each month, a copy of the monthly consolidated and consolidating income statements, cash flows, balance sheets and variances from the Business Plan certified by the Chief Financial Officer and the Chairman of the Board of Directors of the Company; all such financial statements to be prepared in accordance with GAAP, consistently applied (except for the absence of footnotes thereto);

     (d) a certificate prepared and signed by the Auditor with each delivery required by clause (a) and a certificate prepared and signed by the Chief Financial Officer and the Chairman of the Company's Board of Directors with each delivery required by clauses (a) and (b), certifying that the financial statements delivered pursuant to such clauses were prepared in accordance with GAAP consistently applied, and further certifying as to whether or not, as of the close of such preceding period and at all times during such preceding period, the Credit Parties were in compliance with all the provisions in this Agreement, showing computation of financial covenants and quantitative negative covenants, and if the Auditor, Chief Financial Officer or Chairman, as the case may be, shall have obtained knowledge of any default in such compliance or notice of such default, it shall disclose in such certificate such default or defaults or notice thereof and the nature thereof, whether or not the same shall constitute an Event of Default hereunder;

     (e) simultaneously with the delivery of the financial statements referenced to in clause (a) above or as soon as received, a copy of the management letter, if any, prepared by the Auditor;

     (f) as soon as available, but in any event not later than ninety (90) days after the end of each fiscal quarter of the Company the sales figure and the EBITDA amount of each Facility and each Related Business;

     (g) simultaneously with the filing thereof, copies of all regular and periodic financial information, proxy materials and other information and reports which any of the Credit Parties shall file with the Securities and Exchange Commission;

     (h) at least thirty (30) days (or such shorter period as may be agreed to by the Agent) prior to the consummation of a Permitted Asset Sale, a certificate of an Executive Officer of the Credit Party setting forth a description of the stock or assets sold and the purchase price therefore and manner of payment thereof (e.g., securities, notes or cash) together with or when available a copy of the purchase and sale agreement with respect thereto and any other documents requested by the Agent;

     (i) at least forty-five (45) days (or such shorter period as may be agreed to by the Agent) prior to incurrence of Indebtedness permitted pursuant to
Section 7.02, (x) a certificate of an Executive Officer of each of the Company and the relevant Credit Party identifying the creditor, the amount of the Indebtedness and the security given to secure such Indebtedness and certifying that all requirements set forth in Section 7.02 are satisfied and (y) a copy of the draft agreement or instrument evidencing Indebtedness together with copies of the security documents;

     (j) only until such a time as the Company commences delivery of the statements described in clause (c) on a monthly basis and as soon as available but in no event later than seven (7) Business Days after the end of each calendar month, consolidated revenue statements and statements of specified expenses;

     (k) annually and as soon as available, a copy of the Company's consolidated federal income tax return;

     (l) simultaneously with any submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which would not result in any adverse action to be taken by such agency; and

     (m) promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Company or any of its Subsidiaries as any Lender may request.

     SECTION 6.04. Books and Records; Access to Premises. Keep adequate records and proper books of record and account in which complete entries will be made in a manner to enable the preparation of financial statements in accordance with GAAP, and which shall reflect all financial transactions of the Credit Parties. At any time, and from time to time, permit any Lender or any agents or representatives thereof, in coordination with the Agent, to examine and request copies of and abstracts from the books and records of such information which such Lender deems is necessary or desirable (including, without limitation, the financial records of the Credit Parties) and to visit the properties of the Credit Parties and to discuss the affairs, finances and accounts of the Credit Parties with any of their respective officers or directors or the Company's independent accountants. The Credit Parties shall permit PricewaterhouseCoopers LLP, or any other independent auditor selected by the Agent in its sole discretion, to have access to the books and records of the Credit Parties to independently calculate on a quarterly basis, and verify compliance with, various ratios and other financial tests.

     SECTION 6.05. Notice of Adverse Change. Promptly notify each Lender in writing of (a) any material adverse change in the business or the operations of the Company or its Subsidiaries and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Agent or the Lenders pursuant to this Agreement, fail, in any material respect, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

     SECTION 6.06. Notice of Default. Promptly notify each Lender of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action (if any) which is proposed to be taken with respect thereto.

     SECTION 6.07. Notice of Default in Other Agreements. Promptly notify each Lender of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which a Credit Party is a party.

     SECTION 6.08. Notice of ERISA Event. Promptly deliver to each Lender a certificate of the Chief Financial Officer of the Company setting forth details as to such occurrence and such action, if any, which any Credit Party or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by such Credit Party, ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator, with respect thereto: that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that any Credit Party or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. The Company will deliver to each Lender a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to each Lender pursuant to the first sentence of this Section, copies of annual reports and any other notices received by any Credit Party required to be delivered to each Lender hereunder shall be delivered to each Lender no later than ten days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by a Credit Party.

     SECTION 6.09. Notice of Environmental Law Liability and Violations and Compliance with Environmental Laws.

     (a) Not use or permit the use of any Site in a manner that would violate any Environmental Law or give rise to liability to the Company or any of its Subsidiaries under any Environmental Law.

     (b) Not permit any lien to be levied against any Site pursuant to any Environmental Law.

     (c) Promptly notify each lender and provide copies of any written communications or notices, upon the occurrence of any of the following:

         (i) the Company, any Subsidiary of the Company, or any tenant, occupant or operator of any Site receives written or oral notice of any claim, complaint, charge or notice of violation or potential violation of any Environmental Law or request to conduct any investigation, remediation, cleanup or monitoring of any Hazardous Substance at any Site;

         (ii) a Release or threatened Release of a Hazardous Substance at, to, on, under, or about any Site in amounts that may be required to be reported, remediated, investigated, cleaned up, monitored or responded to under applicable Environmental Law;

         (iii) the Company or any Subsidiary of the Company may be liable for any costs of investigating, remediating, cleaning up, monitoring or responding to a Release or threatened Release of a Hazardous Substance;

         (iv) any Site or portion of any Site may be subject to a lien under any Environmental Law; or

         (v) the Company or any Subsidiary of the Company undertakes any investigation, remediation, clean up, monitoring or response with respect to any Hazardous Substance.

     (d) Possess and require all occupants, operators and tenants of any Site to possess all required Environmental Permits and comply with such Environmental Permits.

     (e) Not and will not permit others to use, store, generate, dispose, manufacture, treat or Release any Hazardous Substances at, on, under, to, or about any Site except small quantities of Hazardous Substances used in the ordinary course of the Company's and its Subsidiaries' operations in compliance with applicable Environmental Laws and Environmental Permits.

     (f) In the event that any investigation, remediation, clean up, monitoring or response action is required to be performed by the Company or any Subsidiary of the Company under any applicable Environmental Law or pursuant to any Environmental Claim, the Company or such Subsidiary shall commence such activities at or prior to the time required under such Environmental Law or pursuant to such Environmental Claim and thereafter diligently complete such activities in accordance with and within the time allowed under such applicable Environmental Law or Environmental Claim.

     (g) Provide the Lenders with such other documentation requested by the Lenders regarding the Company's and its Subsidiaries' compliance with Environmental Laws or liabilities under Environmental Laws.

     SECTION 6.10. Notice Regarding Material Contracts. Promptly notify each Lender prior to (a) any termination, amendment, supplement or other modification of any Material Contract and (b) the occurrence of a default by any party to any Material Contract of which any Credit Party is aware.

     SECTION 6.11. Compliance with Applicable Laws. Comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental or Regulatory Authority, including, without limitation, the rules and regulations of the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

     SECTION 6.12. Subsidiaries. Give the Agent prompt written notice of the creation, establishment or acquisition, in any manner, of any Subsidiary of any Credit Party not existing on the Closing Date. The relevant Credit Party shall execute a Pledge Agreement Supplement with respect to (i) all of the shares of capital stock or other ownership interest of each such Subsidiary which is a Domestic Subsidiary and (ii) 65% of the outstanding shares of capital stock or other ownership interest of each such Subsidiary which is a Foreign Subsidiary (in each case, together with certificates and powers with respect to such interests duly endorsed in blank, and in the event of uncertificated interests, UCC-1 financing statements identifying such interest and executed by the holder of such interest) and shall cause each such Subsidiary to execute an Instrument of Assumption and Joinder within ten (10) days of the creation, establishment or acquisition of such Subsidiary and in connection therewith shall provide to each Lender the supporting documents identified in clauses (i), (ii), and (iii) of
Section 5.01(e) in each case with respect to such Subsidiary; provided, however, the Company shall not be required to deliver a certificate of good standing with respect to any Subsidiary formed less than ninety days from the date such certificate would otherwise be required to be delivered pursuant to this Section
6.12. Within ten days of the end of each calendar quarter, the Company shall deliver to the Agent, with a copy for each Lender, a favorable written opinion of counsel to, addressed to the Agent and each Lender, of (i) counsel (which may include in-house counsel) to each Domestic Subsidiary created, established, or acquired during the preceding calendar quarter in the form attached hereto as Exhibit C with respect to each such Domestic Subsidiary and with respect to the documents required to be executed by each Domestic Subsidiary pursuant to this

Section 6.12 and (ii) local counsel to each Foreign Subsidiary, which opinion shall be consistent in substance and as to the matters opined as the local counsel opinions delivered pursuant to Section 5.01(d) on the Closing Date.

     SECTION 6.13. Environmental Indemnity. Indemnify, defend and hold harmless the Agent and each Lender and their respective officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against any liability, loss, damage, suit, cost (including, but not limited to, reasonable attorneys fees (including cost of in-house counsel) and environmental consultant fees), expense, fee, fine, penalty, action or proceeding arising out of or relating to: (A) the presence or Release of any Hazardous Substances at, to, on, under, from, or about any Site; (B) any violation of any Environmental Law by the Credit Parties; (C) the transportation or the arrangement for the transportation, handling, treatment, or disposal of any Hazardous Substances to any location (other than any Site) by or on behalf of the Credit Parties; (D) any Environmental Claim relating to any Site or any activities conducted at any Site; and (E) any breach of any environmental representation or covenant in this Agreement. The obligation of the Credit Parties under this Section 6.13 shall survive repayment of the loan indefinitely.

     SECTION 6.14. Liens. Defend the Collateral against any and all Liens howsoever arising, other than Permitted Liens, and in any event defend against any attempted foreclosure.

     SECTION 6.15. Further Assurances; Security Interests.

     (a) Upon the request of the Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Company, such further instruments as may be necessary in the reasonable judgment of the Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents.

     (b) Upon the request of the Agent, promptly execute and deliver or cause to be executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be appropriate in the reasonable judgment of the Agent, to provide the Agent (for the benefit of the Agent and the Lenders) a first perfected Lien in the Collateral and any and all documents (including, without limitation, the execution, amendment or supplementation of any financing statement and continuation statement or other statement) for filing under the provisions of the Uniform Commercial Code and the rules and regulations thereunder, or any other statute, rule or regulation of any applicable foreign, federal, state or local jurisdiction, and perform or cause to be performed such other ministerial acts which are necessary, from time to time, in order to grant and maintain in favor of the Agent (for the benefit of the Agent and the Lenders) the security interest in the Collateral contemplated hereunder and under the other Loan Documents, subject only to Permitted Liens.

     (c) Promptly undertake to deliver or cause to be delivered to the Agent and the Lenders from time to time such other documentation, consents, waivers, authorizations and approvals from existing creditors of the Credit Parties and from other Persons in form and substance reasonably satisfactory to the Agent, as the Agent shall deem necessary or advisable to perfect or maintain the Liens of the Agent for the benefit of the Agent and the Lenders.

     (d) Promptly take any action requested by the Agent in order to amend certain existing UCC-1 financing statements to correct the descriptions of the collateral defined therein.

     SECTION 6.16. Management and Governance Changes. Accomplish management changes and complete corporate governance changes in accordance with, and at the times set forth in, the Management and Governance Plan as described on Schedule
6.16 and, promptly thereafter, notify the Agent in writing thereof.

     SECTION 6.17. Management Letter; Action Plan. (a) Correct or otherwise satisfy the deficiencies, including by instituting internal controls, described in the management letters received by the Company, including without limitation, the management letter from Richard A. Eisner & Company, LLP dated October 8, 1998 as of March 26, 1998 (the "1998 Management Letter"); and (b) deliver to the Agent no later than 30 days after the Closing Date an action plan detailing the actions and timetable, including the institution of internal controls, with respect to the matters included in the 1998 Management Letter.

     SECTION 6.18. Intentionally deleted.

     SECTION 6.19. Business Plans. Commencing with fiscal year 2000, deliver to the Lenders no later than 30 days prior to the end of each fiscal year, a Business Plan in the form previously delivered to the Lenders.

     SECTION 6.20. Mortgages; Title Insurance; etc. (a) No later than December 31, 1999, deliver to the Agent the Mortgages, title insurance, appraisals, environmental assessments and other insurance requested by the Agent with regard to the remainder of the properties owned or leased by a Credit Party other than properties for which the Company is unable to obtain the requisite consents; and
(b) deliver to the Agent no later than December 15, 1999 such ALTA surveys requested by the Agent.

     SECTION 6.21. Suits and Proceeding. Promptly notify the Lenders within ten
(10) days of receipt of knowledge of any action, suit or proceeding at law or in equity, or by or before any governmental instrumentality or other agency, in which damages in excess of $100,000 are claimed or which contain a prayer for relief which would require a Credit Party to expend in excess of $100,000.

     SECTION 6.22. Permitted Construction Projects; Reports.

     (a) Perform, on a monthly basis, a comprehensive review of each Permitted Construction Project which review may include but not be limited to the following: (i) a detailed line item budget breakdown showing original budget, budget revisions, current budget, commitments to date, pending commitments, total estimated cost and variances; (ii) a detailed line item payment summary schedule showing current budget, total billings, percentage of completion, amounts paid to date, amounts earned but not paid and balance remaining to complete; (iii) a detailed accounts payable summary schedule by contractor/vendor showing total contract/P.O. amount, total billings, paid to date, amounts earned but not paid and balance remaining to complete; (iv) a monthly cash flow analysis; (v) a detailed as-built v. as-planned progress schedule which shall be updated on a monthly basis to illustrate the actual start/completion date for each project activity and/or anticipated start/completion dates for those activities not yet begun or still in progress;
(vi) weekly status reports for each project, prepared and submitted by the on-site construction supervisor and reviewed and signed by the director of construction, the chief financial officer and the chairman of the board; and
(vii) monthly dated progress photos taken on each project and submitted with the monthly construction report; and

     (b) Deliver to the Lenders no later than the 10th day of each month, construction reports detailing the status of each individual Permitted Construction Project as of the last day of the prior month. Such reports shall describe in general terms the activities performed and shall identify any issues or concerns that may exist on each such project. The items listed in clauses (i) through (vii) of subparagraph (a) above shall serve as the supporting documentation for the monthly reports. All reports shall be reviewed and signed by the director of construction, the Chief Financial Officer and the Chairman of the Board.

     SECTION 6.23. Depositary Letters. (a) Within sixty (60) days after the Closing Date, deliver a Depositary Letter to the Agent with respect to each of the bank accounts listed on Schedule 4.22 hereto and (b) promptly upon opening any bank account other than those existing as of the date hereof and listed on
Schedule 4.22 hereto, deliver to the Agent a Depositary Letter with respect to such bank account.

                                   ARTICLE VII
                               NEGATIVE COVENANTS

     Each Credit Party covenants and agrees with the Lenders that, so long as the Commitments remain in effect or any of the principal of or interest on any Loan or any other Obligations hereunder shall be unpaid, it will not, and will not cause or permit any other Credit Party, directly or indirectly, to:

     SECTION 7.01. Liens. Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

     (a) Liens existing on the date hereof as set forth on Schedule 7.01 attached hereto (which Schedule shall be delivered no later than November 15, 1999) but not any renewals or extensions thereof unless no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such renewal or extension;

     (b) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries in accordance with GAAP;

     (c) carriers', warehousemans', mechanics', suppliers' or other like Liens arising in the ordinary course of business and not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings in a manner which will not jeopardize or diminish the interest of the Agent in any of the Collateral;

     (d) Liens incurred or deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, performance and appeal bonds, and other obligations of similar nature incurred in the ordinary course of business, including liens on work-in-progress, inventory and unfinished goods securing progress payments received under contracts with third parties;

     (e) any attachment, judgment or similar Lien arising in connection with any court or governmental proceeding provided that the execution or other enforcement of such Lien is effectively stayed and that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries in accordance with GAAP;

     (f) easements, rights of way, restrictions and other similar charges or encumbrances which in the aggregate do not interfere in any material respect with the occupation, use and enjoyment by a Credit Party of the property or assets encumbered thereby in the normal course of their respective business or materially impair the value of the property subject thereto;

     (g) deposits under workmen's compensation, unemployment insurance and social security laws or to secure statutory obligations or bonds incurred in the ordinary course of business (other than completion guaranties);

     (h) Liens granted to the Lenders or the Agent, for the ratable benefit of the Lenders, under this Agreement or any other Loan Document;

     (i) purchase money liens for fixed or capital assets (other than real property), including obligations with respect to Capital Leases; provided in each case (i) no Default or Event of Default shall have occurred or be continuing or shall occur after giving effect to such lien, (ii) such purchase money lien does not exceed 80% of the purchase price of, and encumbers only, the property acquired, and (iii) such purchase money Lien does not secure any Indebtedness other than in respect of the purchase price of the asset acquired;

     (j) Liens granted by Sports Plus Woodbridge, Inc. in connection with the financing of the construction of the property known as the Woodbridge Facility provided that (i) such Liens encumber only the Woodbridge Facility, (ii) the Indebtedness secured by such Lien is non-recourse to any other Credit Party and
(iii) that such Liens are on terms and conditions satisfactory to the Agent including an intercreditor agreement satisfactory to the Agent in all respects in its sole discretion;

     (k) possessory Liens which occur in the ordinary course of business, secure normal trade debt which is not yet due and payable and do not secure Indebtedness for borrowed money, provided that the aggregate amount of all such debt does not exceed, for any fiscal year, $750,000; and

     (l) Liens arising by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights with respect to deposit accounts of the Credit Parties.

     SECTION 7.02. Indebtedness. Incur, create, assume or suffer to exist or otherwise become liable in respect of any Indebtedness, other than:

     (a) Indebtedness incurred prior to the date hereof as described in Schedule
7.02 attached hereto but not including any renewals or extensions thereof unless
(i) the principal amount of such renewed or extended Indebtedness is not greater than the principal amount of the Indebtedness outstanding immediately prior to such renewal or extension, (ii) the collateral securing such renewed or extended Indebtedness is not different by type or amount (other than variations in the value of a type of collateral subject to a floating lien) than the collateral securing the Indebtedness immediately prior to such renewal or extension, (iii) the scheduled payments of principal pursuant to the terms of the renewed or extended Indebtedness do not exceed the scheduled payments of principal which would have been required to be paid during any consecutive twelve month period subsequent to such renewal or extension in the absence of such renewal or extension during the term of this Agreement, and (iv) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such renewal or extension;

     (b) Indebtedness to the Lenders under this Agreement or any other Loan Document;

     (c) Indebtedness consisting of guarantees permitted pursuant to Section
7.03;

     (d) Subordinated Indebtedness or other subordinated Indebtedness or preferred stock which, by its terms, does not require any cash payments at any time prior to one year after the Maturity Date and which has covenants, subordination provisions and other terms and conditions satisfactory to the Required Lenders in their sole discretion; provided, however, that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to the incurrence of such Subordinated Indebtedness or other subordinated Indebtedness or preferred stock;

     (e) Indebtedness in respect of secured purchase money financing, including Capital Leases, to the extent permitted under Section 7.01(i) and so long as all such Indebtedness does not exceed for any fiscal year, in the aggregate, $750,000.

     (f) Indebtedness of the Company to any Guarantor and Indebtedness of any Guarantor to the Company or any other Guarantor, provided such Indebtedness is evidenced by an Intercompany Note;

     (g) Indebtedness owing from any Foreign Subsidiary that is not a Credit Party to the Company or any Guarantor other than in connection with Permitted Construction Projects; provided, however, the aggregate amount incurred after the date hereof of all such Indebtedness shall not exceed $300,000 in the aggregate;

     (h) Indebtedness incurred by a Credit Party in connection with the construction of the property known as the Woodbridge Facility; provided that (x) such Indebtedness is non-recourse to any Credit Party other than Sports Plus Woodbridge, Inc., except that the Company may guarantee such Indebtedness on an unsecured subordinated basis subject to an intercreditor agreement satisfactory in all respects to the Agent in its sole discretion and (y) such Indebtedness is on terms and conditions satisfactory to the Agent.

     SECTION 7.03. Guaranties. Provide any Guaranty, either directly or indirectly, except:

     (a) Guaranties to the Agent and the Lenders pursuant to Article X hereof;

     (b) Guaranties executed prior to the date hereof as described on Schedule
7.03 attached hereto including any renewals or extension thereof; provided (i) the contingent obligation thereunder after giving effect to such extension or renewal is not greater than such contingent obligation immediately prior to such extension or renewal and (ii) no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to such renewal or extension;

     (c) endorsements of negotiable instruments for collection or deposit in the ordinary course of business;

     (d) Guaranties by the Company of any Indebtedness permitted pursuant to
Section 7.02 of any Guarantor or the Guaranties by any Subsidiary of the Company of any such Indebtedness of the Company or of any Guarantor;

     (e) an unsecured subordinated Guaranty by the Company of the obligations of Sports Plus Woodbridge, Inc., subject to an intercreditor agreement satisfactory in all respects to the Agent in its sole discretion.

     SECTION 7.04. Sale of Assets. Sell, lease, transfer or otherwise dispose of their respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for the sale of (i) inventory in the ordinary course of business and (ii) obsolete capital assets disposed of in the ordinary course of business. Notwithstanding the foregoing, the Company shall be permitted to consummate Permitted Asset Sales provided that no Default or Event of Default shall have occurred and be continuing or would occur after giving effect to a Permitted Asset Sale. In the event the purchaser of the assets or stock of any Subsidiary in accordance with this Section 7.04 delivers to the seller promissory notes or securities in consideration or partial consideration of the purchase price for such sale, prior to the closing date of such sale the relevant Credit Party shall deliver to the Agent all such promissory notes and/or securities and shall take all action required to provide the Agent, for the ratable benefit of the Lenders, a first priority perfected security interest therein to secure the Obligations or, if applicable, the obligations of such seller under its Guaranty pursuant to Article X hereof.

     SECTION 7.05. Sales of Receivables. Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to any Credit Party, with or without recourse, except for collection in the ordinary course of business.

     SECTION 7.06. Loans and Investments. Create, make or incur any investment, loan or advance except (i) investments, loans or advances expressly permitted under Section 7.15; (ii) the purchase of Eligible Investments; (iii) intercompany advances between the Company and a Credit Party; provided that such Credit Party has executed and delivered to the Company (or the Company has delivered to such Credit Party, as applicable) an Intercompany Note which has been pledged to the Agent for the benefit of the Lenders; (iv) Permitted Investments as listed on Schedule 7.06; (v) Guarantees permitted hereunder; (vi) investments of any Credit Party in its existing Subsidiaries that are Credit Parties and the acquisition or creation of new Subsidiaries with the consent of the Agent; and (vii) promissory notes or other debt obligations received in connection with a Permitted Asset Sale.

     SECTION 7.07. Nature of Business; Limitation on Facilities. Change or alter, in any material respect, the nature of its business from the owning and operating of Facilities and Related Businesses.

     SECTION 7.08. Sale and Leaseback. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, of its or any of its Subsidiaries, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

     SECTION 7.09. Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

     SECTION 7.10. Accounting Policies and Procedures. Permit any change in the accounting policies and procedures of any of the Credit Parties, including a change in fiscal year, provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB), in order to comply with GAAP, or required to be changed pursuant to applicable regulations of the Securities Exchange Commission, may be so changed.

     SECTION 7.11. Hazardous Materials. Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations, nor cause or permit, as a result of any intentional or negligent act or omission on the part of any of the Credit Parties or any tenant or subtenant, a release of Hazardous Materials onto such property or asset or onto any other property.

     SECTION 7.12. Limitations on Fundamental Changes. Except for Permitted Asset Sales, wind up, liquidate or dissolve its affairs or consolidate with or merge into any entity, or sell or otherwise dispose of all or substantially all of its property, stock or assets.

     SECTION 7.13. Financial Covenants.

     (a) Consolidated Tangible Net Worth. Permit at any time Consolidated Tangible Net Worth to be less than the amount set forth below opposite the applicable period.

                Period                                Amount
                ------                                ------

       3 months ended 12/31/99                    $147,000,000
       6 months ended 03/31/00                    $138,000,000
       9 months ended 06/30/00                    $136,000,000
      12 months ended 09/30/00                    $135,000,000
      12 months ended 12/31/00                    $127,000,000
      12 months ended 03/31/01                    $121,000,000
      12 months ended 06/30/01                    $121,000,000
      12 months ended 09/30/01                    $123,000,000
      12 months ended 12/31/01                    $116,000,000
      12 months ended 03/31/02                    $109,000,000

      12 months ended 06/30/02                    $110,000,000
      12 months ended 09/30/02                    $112,000,000
      12 months ended 12/31/02                    $105,000,000

     (b) Consolidated Interest Coverage Ratio. Permit at any time the Consolidated Interest Coverage Ratio to be less than the ratio set forth below opposite the applicable period.

                Period                               Ratio
                ------                               -----

       9 months ended 06/30/00                     .26 : 1.00
      12 months ended 09/30/00                     .56 : 1.00
      12 months ended 12/31/00                     .80 : 1.00
      12 months ended 03/31/01                     .92 : 1.00
      12 months ended 06/30/01                     .97 : 1.00
      12 months ended 09/30/01                    1.04 : 1.00
      12 months ended 12/31/01                    1.06 : 1.00
      12 months ended 03/31/02                    1.07 : 1.00
      12 months ended 06/30/02                    1.08 : 1.00
      12 months ended 09/30/02                    1.11 : 1.00
      12 months ended 12/31/02                    1.12 : 1.00

     (c) Minimum Consolidated EBITDA. Permit Consolidated EBITDA to be less than the amount set forth below opposite the applicable period.

                Period                              Amount
                ------                              ------

       3 months ended 12/31/99                    ($3,200,000)
       6 months ended 03/31/00                    ($3,100,000)
       9 months ended 06/30/00                     $4,231,000
      12 months ended 09/30/00                    $11,981,000
      12 months ended 12/31/00                    $15,731,000
      12 months ended 03/31/01                    $17,331,000
      12 months ended 06/30/01                    $18,100,000
      12 months ended 09/30/01                    $19,300,000
      12 months ended 12/31/01                    $19,700,000
      12 months ended 03/31/02                    $19,800,000
      12 months ended 06/30/02                    $20,100,000
      12 months ended 09/30/02                    $20,700,000
      12 months ended 12/31/02                    $20,800,000

     For purposes of calculation of the financial covenants set forth in this
Section 7.13, (i) upon the occurrence of a Permitted Asset Sale the covenants shall be adjusted to reflect

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such disposition, (ii) to the extent the Woodbridge Facility is delayed or canceled the covenants shall be adjusted, e.g., in the event of a cancellation, the amount of EBITDA contributed by the Woodbridge Facility shall be permanently subtracted from the calculation of Consolidated EBITDA, (iii) to the extent the Woodbridge Facility is completed, the covenant calculations shall exclude actual opening costs incurred, calculated in a manner consistent with the $1,700,000 of opening costs included in the initial Business Plan submitted in connection herewith and (iv) to the extent any Permitted Construction Projects are canceled, the covenants shall be adjusted to reflect such cancellation and any such projects shall be removed from the Permitted Construction Project list on
Schedule 7.21. Any adjustments to the covenants made pursuant to this Section
7.13 shall be based on the initial Business Plan submitted in connection herewith.

     SECTION 7.14. Dividends; Restricted Payments. Pay or declare or become obligated to pay dividends or distributions, redeem, purchase, retire or otherwise acquire or make any other payment in respect of any indebtedness, subordinated debt, preferred or common stock, option, warrant or other equity interest; provided, however, that the Credit Parties (other than the Company) may: (i) so long as before and after giving effect to such payment no Default or Event of Default has occurred or is continuing, (x) make scheduled interest payments on the Subordinated Notes so long as such payment would not violate the subordination provisions contained therein and (y) make scheduled interest and principal on Permitted Indebtedness; (ii) make cash dividends to the Company in order to pay consolidated state and federal taxes of the Credit Parties; and
(iii) make payments to the Company from any other Credit Party.

     SECTION 7.15. Transactions with Affiliates. Except as otherwise set forth in Section 7.06, no Credit Party shall make any loan, advance, guarantee or capital contribution to, or for the benefit of, or sell, lease, transfer or dispose of any properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of, an Affiliate (each such transaction or series of related transactions that are part of a common plan, an "Affiliate Transaction").

     SECTION 7.16. Impairment of Security Interest. Take or omit to take any action which could result in impairing the security interest in any property subject to a security interest in favor of the Agent.

     SECTION 7.17. Capital Expenditures. Make or incur on a consolidated basis any obligation to make Capital Expenditures (other than Capital Expenditures included on Schedule 7.17) for any fiscal year in excess of $3,600,000 in the aggregate.

     SECTION 7.18. Material Contracts. Without prior approval of the Agent, modify or terminate any Material Contracts in a manner that would be adverse to a Credit Party.

     SECTION 7.19. Use of Certain Proceeds. Use the proceeds of the Tranche A Loans for any purpose other than as expressly permitted by Section 3.02.

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

     SECTION 7.20. Acquisitions of Real Property. Acquire any real estate or any additional Facilities.

     SECTION 7.21. Construction. Commence or continue construction on any Facility other than Permitted Construction Projects; provided, however, that to the extent the Company demonstrates to the satisfaction of the Agent that it has met its debt reduction obligations set forth in Article III, has met its target EBITDA as set forth in the Business Plan and has savings in its budget as set forth in the Business Plan or in an amount equal to at least $1,000,000, then the Credit Parties may commence the Portland renovation project.

     SECTION 7.22. Management Agreements. Enter into any management agreements, lease agreements or construction commitments with respect to Facilities without the prior approval of the Agent in its sole discretion except (i) a management agreement between SkateNation Inc. and RT Holdings LLC and (ii) a management agreement between The City of Indianapolis, Department of Parks and Recreation and Recreational Management Services Corporation. Notwithstanding the foregoing, at such time as the Obligations have been permanently reduced to less than $80,000,000, the Company or a Guarantor may enter into one management agreement each fiscal year; provided that the terms of such management agreement does not require a Credit Party to incur costs in excess of $50,000 in any fiscal year.

     SECTION 7.23. Bank Accounts. After the date hereof, open or maintain any bank account other than (i) those accounts contemplated by this Agreement and
(ii) those accounts listed on Schedule 4.22 hereto, without promptly thereafter giving notice thereof to the Agent and delivering to the Agent a Depositary Letter with respect to such account.

     SECTION 7.24. No Further Negative Pledges. Enter into any agreement (other than this Agreement and any other Loan Document) prohibiting the creation of any Lien upon the Collateral or any portion thereof, other than in favor of the Agent for the benefit of the Lenders.

                                  ARTICLE VIII
                                EVENTS OF DEFAULT

     SECTION 8.01. Events of Default. In the case of the happening of any of the following events (each an "Event of Default"):

     (a) failure to pay the principal of or interest on any Loan, any reimbursement obligations with respect to a drawing under any Letter of Credit, or any fees under this Agreement as and when due and payable;

     (b) default shall be made in the due observance or performance of (i) any covenants or agreement set forth in Article VI or Sections 7.06, 7.11, 7.16 and
7.23 and shall

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

continue unremedied for a period of 10 days; or (ii) any other covenant, condition or agreement of a Credit Party to be performed pursuant to this Agreement or any other Loan Document;

     (c) any representation or warranty made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given;

     (d) any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given;

     (e) default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Company or any of its Subsidiaries in excess of $250,000 individually or in the aggregate (other than the Loans), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or any such Indebtedness shall not be paid when due;

     (f) the Company or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law,
(ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition,
(iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any of its Subsidiaries or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due or (vii) take corporate action for the purpose of effecting any of the foregoing;

     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any of its Subsidiaries or of a substantial part of its respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any of its Subsidiaries or for a substantial part of its property, or (iii) the winding-up or liquidation of the Company or any of its Subsidiaries and such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 30 days;

     (h) one or more orders, judgments or decrees for the payment of money in excess of $250,000 in the aggregate shall be rendered against the Company or any of its Subsidiaries and the same shall not have been paid in accordance with such judgment, order or decree and either (i) an enforcement proceeding shall have been commenced by any creditor

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

upon such judgment, order or decree, or (ii) there shall have been a period of sixty (60) days during which a stay of enforcement of such judgment, order or decree, by reason of pending appeal or otherwise, was not in effect;

     (i) any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company or any of its Subsidiaries, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or any of its Subsidiaries, the granting of a security interest, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;

     (j) any material term or provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or a Credit Party shall so assert in writing;

     (k) a Change in Control shall have occurred;

     (l) any of the Liens purported to be granted under this Agreement or pursuant to any Security Document shall cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall cease to have the priority purported to be created thereby;

     (m) the Company shall designate any Indebtedness other than Indebtedness to the Lenders pursuant to this Agreement and the other Loan Documents as "Designated Senior Indebtedness" (as that term is defined in the Subordinated
Note Indenture), without the prior written consent of the Required Lenders; or

     (n) an Event of Default (as that term is defined in the Subordinated Note Indenture) shall have occurred and be continuing;

then, at any time thereafter during the continuance of any such event, the Agent may, and, upon the request of the Required Lenders, shall, by written or telephonic notice to the Company, take either or both of the following actions, at the same or different times, (a) terminate the Commitments and (b) declare
(i) the Loans, both as to principal and interest, (ii) an amount equal to the maximum amount that may be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have presented or be entitled to present the drafts and other documents required to draw under such Letter of Credit), and (iii) all other Obligations, to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein to the

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

contrary notwithstanding; provided, however, that if an event specified in
Section 8.01(f) or (g) shall have occurred, the Commitments shall automatically terminate and interest, principal and amounts referred to in the preceding clauses (i), (ii), and (iii) shall be immediately due and payable without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything contained herein to the contrary notwithstanding. With respect to all Letters of Credit that shall not have matured or presentment for honor shall not have occurred, the Company shall provide the Agent with Cash Collateral in an amount equal to the aggregate undrawn amount of the Letters of Credit. Such Cash Collateral shall be applied by the Agent to reimburse it for drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations.

                                   ARTICLE IX
                      GRANT OF SECURITY INTEREST; REMEDIES

     SECTION 9.01. Security Interests. The Company, as security for the due and punctual payment of the Obligations, and the Guarantors, as security for their obligations under Article X hereof, hereby mortgage, pledge, assign, transfer, set over, convey and deliver to the Agent (for the ratable benefit of the Lenders) and grant to the Agent (for the benefit of the Lenders) a security interest in the Collateral (other than the Pledged Securities for which the provisions of Article XI shall apply).

     SECTION 9.02. Use of Collateral. So long as no Event of Default shall have occurred and be continuing, and subject to the various provisions of this Agreement and the other Loan Documents, the Credit Parties may use the Collateral in any lawful manner except as otherwise provided hereunder.

     SECTION 9.03. Concentration Account. The Credit Parties shall establish a concentration bank account (the "Concentration Account") at the Agent which shall be maintained by the Agent and shall be under the sole dominion and control of the Agent. Pursuant to Depositary Letters, the Credit Parties shall cause all amounts on deposit with all banks at which they maintain accounts from time to time to be transferred into the Concentration Account on every Tuesday and Friday from the Closing Date until the Obligations shall have been paid in full and the Commitments shall have terminated; provided, however, that the balance in any account need not be transferred to the Concentration Account at any time when such amount is less than $10,000.

     SECTION 9.04. Credit Parties to Hold in Trust. Upon the occurrence and during the continuance of an Event of Default, the Credit Parties will, upon receipt by them of any revenue, income, profits or other sums in which a security interest is granted by this Article IX, payable pursuant to any agreement or otherwise, or of any check, draft, note, trade acceptance or

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

other instrument evidencing an obligation to pay any such sum, hold the sum in trust for the Agent, segregate such sum from their own assets and forthwith, without any notice or demand whatsoever (all notices, demands, or other actions on the part of the Agent being expressly waived), endorse, transfer and deliver any such sums or instruments or both, to the Agent to be applied to the repayment of the Obligations in accordance with the provisions of Section 9.07 hereof.

     SECTION 9.05. Collections, etc. Upon the occurrence and during the continuance of an Event of Default, the Agent may, in its sole discretion, in its name or in the name of any Credit Party or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation so to do, or the Agent may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of, any Credit Party. The Agent will not be required to take any steps to preserve any rights against prior parties to the Collateral. If any Credit Party fails to make any payment or take any action required hereunder, the Agent may make such payments and take all such actions as the Agent reasonably deems necessary to protect the Lenders' security interests in the Collateral and/or the value thereof, and the Agent is hereby authorized (without limiting the general nature of the authority herein above conferred) to pay, purchase, contest or compromise any Liens that in the judgment of the Agent appear to be equal to, prior to or superior to the security interests of the Lenders in the Collateral and any Liens not expressly permitted by this Agreement.

     SECTION 9.06. Possession, Sale of Collateral, etc. Upon the occurrence and during the continuance of an Event of Default, the Agent (on behalf of itself and the Lenders) may enter upon the premises of any Credit Party or wherever the Collateral may be, and take possession of the Collateral, and may demand and receive such possession from any Person who has possession thereof, and the Agent (on behalf of itself and the Lenders) may take such measures as it deems necessary or proper for the care or protection thereof, including the right to remove all or any portion of the Collateral, and with or without taking such possession may sell or cause to be sold, whenever the Agent (on behalf of itself and the Lenders) shall decide, in one or more sales or parcels, at such prices as the Agent (on behalf of itself and the Lenders) may deem appropriate, and for cash or on credit or for future delivery, without assumption of any credit risk, all or any portion of the Collateral, at any broker's board or at public or private sale, without demand of performance or notice of intention to sell or of time or place of sale (except 15 days' written notice to the Credit Parties of the time and place of any such public sale or sales and such other notices as may be required by Applicable Law and cannot be waived), and neither the Agent nor the Lenders shall have any liability should the proceeds resulting from a private sale be less than the proceeds realizable from a public sale, and the Agent, the Lenders or any other Person may be the purchaser of all or any portion of the Collateral so sold and thereafter hold the same absolutely, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such



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

demand, notice, claim, right or equity being hereby expressly waived and released. At any sale or sales made pursuant to this Article IX, the Agent and the Lenders may bid for or purchase, free (to the fullest extent permitted by Applicable Law) from any claim or right of whatever kind, including any equity of redemption, of any Credit Party, any such demand, notice, claim, right or equity being hereby expressly waived and released, any part of or all of the Collateral offered for sale, and may make any payment on account thereof by using any claim for moneys then due and payable to the Agent and the Lenders by any Credit Party hereunder as a credit against the purchase price. The Agent and the Lenders shall in any such sale make no representations or warranties with respect to the Collateral or any part thereof, and neither the Agent nor any Lender shall be chargeable with any of the obligations or liabilities of any Credit Party. Each Credit Party hereby agrees (i) that it will indemnify and hold the Agent and the Lenders harmless from and against any and all claims with respect to the Collateral asserted before the taking of actual possession or control of the relevant Collateral by the Agent (on behalf of itself and the Lenders) pursuant to this Article IX, or arising out of any act of, or omission to act on the part of, any party (other than the Agent or Lenders) prior to such taking of actual possession or control by the Agent (on behalf of itself and the Lenders) (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Credit Party, or its agents before or after the commencement of such actual possession or control by the Agent (on behalf of itself and the Lenders); and (ii) neither the Agent nor any Lender shall have liability or obligation to any Credit Party arising out of any such claim except for acts of willful misconduct or gross negligence. Subject only to the lawful rights of third parties, any Person which has possession of any of the Collateral is hereby constituted and appointed by the Credit Parties as pledgeholder for the Agent and the Lenders and, upon the occurrence of an Event of Default, each such pledgeholder is hereby authorized (to the fullest extent permitted by Applicable Law) to sell all or any portion of the Collateral upon the order and direction of the Agent, and each Credit Party hereby waives any and all claims, for damages or otherwise, for any action taken by such pledgeholder in accordance with the terms of the UCC not otherwise waived hereunder. In any action hereunder, the Agent (on behalf of itself and the Lenders) shall be entitled if permitted by Applicable Law to the appointment of a receiver without notice, to take possession of all or any portion of the Collateral and to exercise such powers as the court shall confer upon the receiver. Notwithstanding the foregoing, upon the occurrence of an Event of Default, and during the continuation of such Event of Default, the Agent (on behalf of itself and the Lenders) shall be entitled to apply, without prior notice to the Credit Parties, any cash or cash items constituting Collateral in the possession of the Agent (on behalf of itself and the Lenders) to payment of the Obligations.

     SECTION 9.07. Application of Proceeds on Default. During the continuance of an Event of Default, the balances in the Concentration Account, or in any account of any Credit Party with the Agent or any Lender, all other income on the Collateral, and all proceeds from any sale of the Collateral pursuant hereto shall be applied first toward payment of the reasonable out-of-pocket costs and expenses paid or incurred by the Agent in enforcing this Agreement, in realizing on or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorney's fees and expenses incurred by the Agent and then to the payment in full of the Obligations in such order as determined by the Required Lenders and then to satisfy or provide Cash Collateral for all Obligations relating to the Letters of Credit. Any amounts remaining after such indefeasible payment in full shall be remitted to the appropriate Credit Party or as a court of competent jurisdiction may otherwise direct.

     SECTION 9.08. Power of Attorney. Upon the occurrence of an Event of Default which is not waived in writing by the Required Lenders, (a) each Credit Party does hereby irrevocably make, constitute and appoint the Agent or any of its officers or designees its true and lawful attorney-in-fact with full power in the name of the Agent or such other Person to receive, open and dispose of all mail addressed to any Credit Party, and to endorse any notes, checks, drafts, money orders or other evidences of payment relating to the Collateral that may come into the possession of the Agent with full power and right to cause the mail of such Persons to be transferred to the Agent's own offices or otherwise, and to do any and all other acts necessary or proper to carry out the intent of this Agreement and the grant of the security interests hereunder and under the Loan Documents, and each Credit Party hereby ratifies and confirms all that the Agent or its substitutes shall properly do by virtue hereof; (b) each Credit Party does hereby further irrevocably make, constitute and appoint the Agent or any of its officers or designees its true and lawful attorney-in-fact in the name of the Agent or any Credit Party (i) to enforce all of each Credit Party's rights under and pursuant to all agreements with respect to the Collateral, all for the sole benefit of the Agent for the benefit of the Lenders, (ii) to enter into and perform such agreements as may be necessary in order to carry out the terms, covenants and conditions of the Loan Documents that are required to be observed or performed by any Credit Party, (iii) to execute such other and further mortgages, pledges and assignments of the Collateral, and related instruments or agreements, as the Agent may reasonably require for the purpose of perfecting, protecting, maintaining or enforcing the security interests granted to the Agent on behalf of the Lenders hereunder, and (iv) to do any and all other things necessary or proper to carry out the intention of this Agreement and the grant of the security interests hereunder and under the other Loan Documents. The Credit Parties hereby ratify and confirm in advance all that the Agent as such attorney-in-fact or its substitutes shall properly do by virtue of this power of attorney.

     SECTION 9.09. Financing Statements; Direct Payments. Each Credit Party hereby authorizes the Agent to file UCC financing statements and any amendments thereto or continuations thereof and any other appropriate security documents or instruments and to give any notices necessary or desirable to perfect the Lien of the Agent on behalf of itself and the Lenders on the Collateral, in all cases without the signatures of any Credit Party or to execute such items as attorney-in-fact for any Credit Party; provided, that the Agent shall provide copies of any such documents or instruments to the Company.

     SECTION 9.10. Further Assurances. Upon the request of the Agent, each Credit Party hereby agrees to duly and promptly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Credit Parties, such further instruments as may be necessary or proper, in the judgment of the Agent, to carry out the provisions and purposes of this

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

Article IX, necessary, in the judgment of the Agent, to perfect and preserve the Liens of the Agent for the benefit of itself and the Lenders hereunder and under the Loan Documents, and in the Collateral or any portion thereof.

     SECTION 9.11. Termination. The security interests granted under this
Article IX shall terminate when all the Obligations have been indefeasibly fully paid and performed and the Commitments shall have terminated and all Letters of Credit shall have expired or been terminated or canceled. Upon request by the Credit Parties (and at the sole expense of the Credit Parties) after such termination, the Agent will take all reasonable action and do all things reasonably necessary, including executing UCC termination statements, to release the security interest granted to it hereunder.

     SECTION 9.12. Remedies Not Exclusive. The remedies conferred upon or reserved to the Agent in this Article IX are intended to be in addition to, and not in limitation of, any other remedy or remedies available to the Agent. Without limiting the generality of the foregoing, the Agent and the Lenders shall have all rights and remedies of a secured creditor under Article 9 of the UCC.

     SECTION 9.13. Continuation and Reinstatement. Each Credit Party further agrees that the security interest granted hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of any Obligation is rescinded or must otherwise be restored by the Agent or the Lenders upon the bankruptcy or reorganization of any Credit Party or otherwise.

                                    ARTICLE X
                                    GUARANTY

     SECTION 10.01. Guaranty. (a) Each Guarantor unconditionally and irrevocably guarantees to the Agent and the Lenders the due and punctual payment by, and performance of, the Obligations (including interest accruing on and after the filing of any petition in bankruptcy or of reorganization of the obligor whether or not post filing interest is allowed in such proceeding). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it (except as may be otherwise required herein), and it will remain bound upon this guaranty notwithstanding any extension or renewal of any Obligation.

     (b) Each Guarantor waives presentation to, demand for payment from and protest to, as the case may be, the Credit Parties or any other guarantor of any of the Obligations, and also waives notice of protest for nonpayment. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Agent or the Lenders to assert any claim or demand or to enforce any right or remedy against the Company or any Guarantor or any other guarantor under the provisions of this Agreement or any other agreement or otherwise; (ii) any extension or

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

renewal of any provision hereof or thereof; (iii) the failure of the Agent or the Lenders to obtain the consent of the Guarantors with respect to any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of this Agreement or any other Loan Document or any other agreement; (iv) the release, exchange, waiver or foreclosure of any security held by the Agent for the Obligations or any of them; (v) the failure of the Agent or the Lenders to exercise any right or remedy against any other Guarantor or any other guarantor of the Obligations; or (vi) the release or substitution of any Guarantor or guarantor.

     (c) Each Guarantor further agrees that this Guaranty constitutes a guaranty of performance and of payment when due and not just of collection, and waives any right to require that any resort be had by the Agent or the Lenders to any security held for payment of the Obligations or to any balance of any deposit, account or credit on the books of the Agent or the Lenders in favor of the Company, any other Guarantor or to any other Person.

     (d) Each Guarantor hereby expressly assumes all responsibilities to remain informed of the financial condition of the Company, the Guarantors and any other guarantors and any circumstances affecting the ability of the Company to perform under this Agreement.

     (e) Each Guarantor's obligations under the guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument evidencing any Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Obligations which might otherwise constitute a defense to this Guaranty. The Agent and the Lenders make no representation or warranty with respect to any such circumstances and have no duty or responsibility whatsoever to each Guarantor in respect to the management and maintenance of the Obligations or any collateral security for the Obligations.

     SECTION 10.02. No Impairment of Guaranty, etc. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except payment and performance of the Obligations), including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or the Lenders to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law, unless and until the Obligations are paid in full, the Commitments have terminated and each outstanding Letter of Credit has expired or otherwise been terminated.

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

     SECTION 10.03. Continuation and Reinstatement, etc. Each Guarantor further agrees that its guaranty hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Agent or the Lenders upon the bankruptcy or reorganization of the Company or a Guarantor, or otherwise. In furtherance of the provisions of this Article X, and not in limitation of any other right which the Agent or the Lenders may have at law or in equity against the Company or a Guarantor by virtue hereof, upon failure of the Company to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Agent on behalf of the Lenders, forthwith pay or cause to be paid to the Agent for the benefit of the Lenders in cash an amount equal to the unpaid amount of all the Obligations with interest thereon at a rate of interest equal to the rate specified in
Section 3.01 hereof, and thereupon the Agent shall assign such Obligation, together with all security interests, if any, then held by the Agent in respect of such Obligation, to the Guarantors making such payment; such assignment to be subordinate and junior to the rights of the Agent on behalf of the Lenders with regard to amounts payable by the Company in connection with the remaining unpaid Obligations and to be pro tanto to the extent to which the Obligation in question was discharged by the Guarantor or Guarantors making such payments.

     (b) All rights of the Guarantors against the Company, arising as a result of the payment by any Guarantor of any sums to the Agent for the benefit of the Lenders or directly to the Lenders hereunder by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to, and shall not be exercised by such Guarantor until and unless, the prior final and indefeasible payment in full of all the Obligations. If any amount shall be paid to such Guarantor for the account of the Company, such amount shall be held in trust for the benefit of the Agent, segregated from such Guarantor's own assets, and shall forthwith be paid to the Agent on behalf of the Lenders to be credited and applied to the Obligations, whether matured or unmatured.

     SECTION 10.05. Limitation on Guaranteed Amount etc. Notwithstanding any other provision of this Article X, the amount guaranteed by each Guarantor hereunder shall be limited to the extent, if any, required so that its obligations under this Article X shall not be subject to avoidance under Section 548 of the Bankruptcy Code or to being set aside or annulled under any applicable state law relating to fraud on creditors. In determining the limitations, if any, on the amount of any Guarantor's obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation or contribution which such Guarantor may have under this Article X or any other agreement or under Applicable Law shall be taken into account.

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

                                   ARTICLE XI
                                     PLEDGE

     SECTION 11.01. Pledge. As security for the Obligations, each Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Agent for the benefit of itself and the Lenders, a security interest in all Pledged Securities now owned or hereafter acquired by it. On the Closing Date, the Pledgors shall deliver to the Agent the definitive instruments representing all Pledged Securities, accompanied by executed undated stock powers or other appropriate instruments of transfer, duly endorsed or executed in blank by the appropriate Pledgor, and such other instruments or documents as the Agent on behalf of itself and the Lenders or its counsel shall reasonably request.

     SECTION 11.02. Covenant. Each Pledgor covenants that, as stockholder of each of its respective Subsidiaries, it will not take any action to allow any additional shares of common stock, preferred stock or other equity securities of any of its respective Subsidiaries or any securities convertible or exchangeable into common or preferred stock of such Subsidiaries to be issued, or grant any options or warrants, unless such securities are pledged to the Agent (for the benefit of itself and the Lenders) as security for the Obligations.

     SECTION 11.03. Registration in Nominee Name; Denominations. The Agent shall have the right (in its sole and absolute discretion) to hold the certificates representing any Pledged Securities (a) in its own name or in the name of its nominee or (b) in the name of the appropriate Pledgor, endorsed or assigned in blank or in favor of the Agent. The Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

     SECTION 11.04. Voting Rights; Dividends; etc. The appropriate Pledgor shall be entitled to exercise any and all voting and/or consensual rights and powers accruing to owners of the Pledged Securities or any part thereof for any purpose not inconsistent with the terms hereof, at all times, except as expressly provided in subsection (c) below.

     (b) All dividends or distributions of any kind whatsoever (other, so long as an Event of Default is not continuing, than cash) received by a Pledgor, whether resulting from a subdivision, combination, or reclassification of the outstanding capital stock of the issuer or received in exchange for Pledged Securities or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which the issuer may be a party, or otherwise, shall be and become part of the Pledged Securities pledged hereunder and shall immediately be delivered to the Agent to be held subject to the terms hereof. All dividends and distributions which are received contrary to the provisions of this subsection (b) shall be received in trust for the benefit of the Agent and the Lenders, segregated from such Pledgor's own assets, and shall be promptly delivered to the Agent.

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

     (c) Upon the occurrence and during the continuance of an Event of Default and notice from the Agent of the transfer of such rights to the Agent, all rights of the Pledgors to exercise the voting and/or consensual rights and powers which it is entitled to exercise pursuant to this Section shall cease, and all such rights shall thereupon become vested in the Agent, which shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights until such time as such Event of Default has been cured.

     SECTION 11.05. Remedies upon Default. If an Event of Default shall have occurred and be continuing, the Agent, on behalf of itself and the Lenders, may sell the Pledged Securities, or any part thereof, at public or private sale or at any broker's board or on any securities exchange, for cash, upon credit or for future delivery as the Agent shall deem appropriate subject to the terms hereof or as otherwise provided in the UCC. The Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict to the full extent permitted by Applicable Law the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Pledged Securities for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Agent shall have the right to assign, transfer, and deliver to the purchaser or purchasers thereof the Pledged Securities so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of the Pledgors. The Agent shall give ten (10) days' written notice of its intention to make any such public or private sale, or sale at any broker's board or on any such securities exchange, or of any other disposition of the Pledged Securities. Such notice, in the case of public sale, shall state the time and place for such sale and, in the case of sale at a broker's board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Pledged Securities, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Agent may fix and shall state in the notice of such sale. At any such sale, the Pledged Securities, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Agent may (in its sole and absolute discretion) determine. The Agent shall not be obligated to make any sale of the Pledged Securities if it shall determine not to do so, regardless of the fact that notice of sale of the Pledged Securities may have been given. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case the sale of all or any part of the Pledged Securities is made on credit or for future delivery, the Pledged Securities so sold shall be retained by the Agent until the sale price is paid by the purchaser or purchasers thereof, but the Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Pledged Securities so sold and, in case of any such failure, such Pledged Securities may be sold again upon like notice. At any sale or sales made pursuant to this Section 11.05, the Agent (on behalf of itself and the Lenders) may bid for or purchase, free from any claim or right of whatever kind, including any equity of redemption, of the Pledgors, any such demand, notice, claim, right or equity being hereby expressly waived and released, any or all of the Pledged Securities offered for sale, and may make any payment on the account thereof by using any claim for moneys then due and payable to the Agent or any consenting Lender by any Credit Party as a credit against the purchase price; and the Agent, upon compliance with the terms of sale, may hold, retain and dispose of the Pledged Securities without further accountability therefor to the Pledgors or any third party (other than the Lenders). The Agent shall in any such sale make no representations or warranties with respect to the Pledged Securities or any part thereof, and shall not be chargeable with any of the obligations or liabilities of the Pledgors with respect thereto. Each Pledgor hereby agrees (i) it will indemnify and hold the Agent and the Lenders harmless from and against any and all claims with respect to the Pledged Securities asserted before the taking of actual possession or control of the Pledged Securities by the Agent pursuant to this Agreement or arising out of any act of, or omission to act on the part of, any party prior to such taking of actual possession or control by the Agent (whether asserted before or after such taking of possession or control), or arising out of any act on the part of any Pledgor, their agents or Affiliates before or after the commencement of such actual possession or control by the Agent and (ii) the Agent and the Lenders shall have no liability or obligation arising out of any such claim. As an alternative to exercising the power of sale herein conferred upon it, the Agent may proceed by a suit or suits at law or in equity to foreclose upon the Collateral and Pledged Securities under this Agreement and to sell the Pledged Securities, or any portion thereof, pursuant to a judgment or decree of a court or courts having competent jurisdiction.

     SECTION 11.06. Application of Proceeds of Sale and Cash. The proceeds of sale of the Pledged Securities sold pursuant to Section 11.05 hereof shall be applied by the Agent on behalf of itself and the Lenders as follows:

         (i) to the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Agent in connection with such sale, including, without limitation, all court costs and the reasonable fees and expenses of counsel for the Agent in connection therewith, and the payment of all reasonable out-of-pocket costs and expenses paid or incurred by the Agent in enforcing this Agreement, in realizing or protecting any Collateral and in enforcing or collecting any Obligations or any Guaranty thereof, including, without limitation, court costs and the reasonable attorney's fees and expenses incurred by the Agent in connection therewith;

         (ii) to the payment in full of the Obligations in such order as determined by the Required Lenders; and

         (iii) satisfy or provide Cash Collateral for all Obligations relating to the Letters of Credit.

Any amounts remaining after such indefeasible payment in full shall be remitted to the appropriate Pledgor, or as a court of competent jurisdiction may otherwise direct.

     SECTION 11.07. Securities Act, etc. In view of the position of each Pledgor in relation to the Pledged Securities pledged by it, or because of other present or future

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

circumstances, a question may arise under the Securities Act of 1933, as amended, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being hereinafter called the "Federal Securities Laws"), with respect to any disposition of the Pledged Securities permitted hereunder, each Pledgor understands that compliance with the Federal Securities Laws may very strictly limit the course of conduct of the Agent if the Agent were to attempt to dispose of all or any part of the Pledged Securities, and may also limit the extent to which or the manner in which any subsequent transferee of any Pledged Securities may dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Agent in any attempt to dispose of all or any part of the Pledged Securities under applicable Blue Sky or other state securities laws, or similar laws analogous in purpose or effect. Under Applicable Law, in the absence of an agreement to the contrary, the Agent may perhaps be held to have certain general duties and obligations to the Pledgors to make some effort towards obtaining a fair price even though the Obligations may be discharged or reduced by the proceeds of a sale at a lesser price. Each Pledgor waives to the fullest extent permitted by Applicable Law any such general duty or obligation to it, and the Pledgors and/or the Credit Parties will not attempt to hold the Agent responsible for selling all or any part of the Pledged Securities at an inadequate price, even if the Agent shall accept the first offer received or does not approach more than one possible purchaser. Without limiting the generality of the foregoing, the provisions of this Section
11.07 would apply if, for example, the Agent were to place all or any part of the Pledged Securities for private placement by an investment banking firm, or if such investment banking firm purchased all or any part of the Pledged Securities for its own account, or if the Agent placed all or any part of the Pledged Securities privately with a purchaser or purchasers.

     SECTION 11.08. Continuation and Reinstatement. Each Pledgor further agrees that its pledge hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by Agent or the Lenders upon the bankruptcy or reorganization of any Pledgor or otherwise.

     SECTION 11.09. Termination. The pledge referenced herein shall terminate when all of the Obligations shall have been indefeasibly fully paid and the Commitments shall have terminated, and all Letters of Credit shall have expired or been terminated or canceled, at which time the Agent shall assign and deliver to the appropriate Pledgor, or to such Person or Persons as such Pledgor shall designate, against receipt, such of the Pledged Securities (if any) as shall not have been sold or otherwise applied by the Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be free and clear of all Liens, arising by, under or through any Lender but shall otherwise be without recourse upon or warranty by the Agent and at the expense of the Pledgors.

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                                   ARTICLE XII
                            THE AGENT AND THE LENDERS

     SECTION 12.01. Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder, under the Security Documents and the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of this Agreement, the Security Documents and the other Loan Documents together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, the Security Documents and the other Loan Documents and shall not be a trustee for any Lender, nor is the Agent acting in a fiduciary capacity of any kind under this Agreement, the Security Documents or the other Loan Documents or in respect thereof or in respect of any Lender. The Agent shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement, the Security Documents, or the other Loan Documents, in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Security Documents or the other Loan Documents, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or for the collectibility of the Loans or for the validity, effectiveness or value of any interest or security covered by the Security Documents or for the value of any collateral or for the validity or effectiveness of any assignment, mortgage, pledge, security agreement, financing statement, document or instrument, or for the filing, recording, re-filing, continuing or re-recording of any thereof or for any failure by the Company, or any of its Subsidiaries to perform any of its obligations hereunder or under the other Loan Documents. The Agent may take all actions by itself and/or it may employ agents and attorneys-in-fact, and shall not be responsible, except as to money or the securities received by it or its authorized agents, for the negligence or misconduct of itself or its employees or of any such agents or attorneys-in-fact, if such agents or attorneys-in-fact are selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder, under the Security Documents or the other Loan Documents or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.

     SECTION 12.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement, the Security Documents or the other Loan Documents, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder, under the Security Documents or the other Loan Documents in accordance with instructions signed by the Required Lenders, or such other number of Lenders as is specified in Section 13.04

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

hereof, and such instructions of the Required Lenders or other number of Lenders as aforesaid and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

     SECTION 12.03. Events of Default. The Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans to the extent the same is required to be paid to the Agent for the account of the Lenders) unless the Agent has received notice from a Lender or the Company specifying such Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 12.07 hereof) take such action with respect to such Default as shall be directed by the Required Lenders, except as otherwise provided in Section 13.04 hereof; provided that unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or an Event of Default as it shall deem advisable in the best interest of the Lenders.

     SECTION 12.04. Rights as a Lender. With respect to its Commitment and the Loans made by it, the Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Company or its Affiliates, as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Company or its Affiliates, for services in connection with this Agreement, the Security Documents or any of the other Loan Documents or otherwise without having to account for the same to the Lenders.

     SECTION 12.05. Indemnification. The Lenders shall indemnify the Agent (to the extent not reimbursed by the Company under Section 13.03 hereof), ratably in accordance with the aggregate principal amount of the Loans made by the Lenders (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, the Security Documents or any of the other Loan Documents or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby and thereby (including, without limitation, the costs and expenses which the Company is obligated to pay under Section 13.03 hereof or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or of the Security Documents, or of any other Loan Document, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Agent.

     SECTION 12.06. Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and

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

based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement, the Security Documents or the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Company of this Agreement, the Security Documents or the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Company. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or under the Security Documents, or the other Loan Documents, the Agent shall not have any duty or ability to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Company, which may come into the possession of the Agent or any of its Affiliates.

     SECTION 12.07. Failure to Act. Except for action expressly required of the Agent hereunder, or under the Security Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder or thereunder unless it shall be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     SECTION 12.08. Resignation of Agent. Subject to the appointment and acceptance of a successor Agent as provided in this Section 12.08, the Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor; provided, however, that for so long as an Event of Default shall not have occurred and be continuing, such appointment shall be made in consultation with the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Agent gives notice of its resignation, then the resigning Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent, and the resigning Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Agent's resignation hereunder, the provisions of this Article and Section 13.03 shall continue in effect for the benefit of such resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

     SECTION 12.09. Sharing of Collateral and Payments. In the event that at any time any Lender shall obtain payment in respect of any Loan or interest thereon, or a participation in any Letter of Credit, or receive any collateral in respect thereof, whether voluntarily or involuntarily, through the exercise of a right of banker's lien, set-off or counterclaim against the

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

Company or otherwise, in a greater proportion than the proportion received by any other Lender in respect of the corresponding Loans made by it or interest thereon, or its participation in any Letter of Credit, then the Lender so receiving such greater proportionate payment shall purchase for cash from the other Lender or Lenders such portion of each such other Lender's or Lenders' Loan or participation in any Letter of Credit, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Lender receiving the proportionate over-payment to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders each of which shall have a lien on its ratable portion of the amount described hereinafter obtained from the Company; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from the Lender which received the proportionate over-payment, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees, to the extent it may do so under applicable law, that each Lender so purchasing a portion of another Lender's Loan or participation in any Letter of Credit may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

     SECTION 12.10. Relationship Among Lenders. Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against the Company or any other Credit Party hereunder or with respect to any Collateral, it being understood and agreed that all such actions are to be taken by the Agent on behalf of the Lenders. Without limiting the generality of the foregoing, no Lender may unilaterally terminate its Commitments or accelerate or otherwise enforce or seek to enforce its portion of the Obligations, except in accordance with Section 13.05.

     SECTION 12.11. Other Rights of the Agent. The Lenders hereby authorize the Agent (in its sole discretion) to: (i) in connection with a Permitted Asset Sale or other disposition of any asset included in the Collateral or all of the capital stock of any Credit Party, to the extent undertaken in accordance with the terms of this Agreement, (x) release a Lien granted to it (for the benefit of the Agent and the Lenders) on such asset and/or release such from its obligations hereunder and (y) release from its obligations as a Guarantor hereunder, any Subsidiary of the Company the capital stock of which is sold or otherwise disposed of in accordance with the terms of this Agreement; and (ii) enter into intercreditor and/or subordination agreements on terms acceptable to the Agent with respect to Liens granted to Persons in respect of Permitted Indebtedness.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     SECTION 13.01. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, (including telecopy) and unless otherwise expressly provided herein, shall be conclusively deemed to have been received by a

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

party hereto and to be effective on the day on which delivered by hand to such party or one Business Day after being sent by overnight mail to the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, three (3) Business Days after the day on which mailed in the United States, addressed to such party at such address:

                  (a)      if to the Agent, at

                           The Chase Manhattan Bank
                           395 North Service Road, 3rd Floor
                           Melville, New York 11747
                           Attention:  Mr. Glenn Albert
                                       Relationship Officer
                                       Family Golf Centers, Inc.
                           Telecopy: (516) 755-0139

                           with a copy to:

                           The Chase Manhattan Bank
                           380 Madison Avenue, 9th Floor
                           New York, New York 10017
                           Attention:  Ms. Billie J. Prue
                                       Vice President
                           Telecopy:   (212) 622-4834

                  (b)      if to the Company, at

                           Family Golf Centers, Inc.
                           538 Broadhollow Road
                           Melville, New York 11747
                           Attention:  Mr. Dominic Chang
                                       Chief Executive Officer
                           Telecopy:   (516) 694-0918

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

                           with copies to:

                           Lawrence First, Esq.
                           Fried, Frank, Harris, Shriver & Jacobson
                           One New York Plaza
                           New York, New York  10004
                           Telecopy:   (212) 859-8583

                           Kenneth R. Koch, Esq.
                           Squadron, Ellenoff, Plesent & Sheinfeld LLP
                           551 Fifth Avenue
                           New York, New York 10176
                           Telecopy:   (212) 697-6686

                           General Counsel and Chief Financial Officer
                           Family Golf Centers, Inc.
                           538 Broadhollow Road
                           Melville, New York 11747
                           Telecopy:   (516) 694-1935

     (c) if to any Lender, to its address set forth in the signature page of this Agreement and to the person so designated

                                     - and -

     (d) as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 13.01.

     SECTION 13.02. Effectiveness; Survival. This Agreement shall become effective on the date on which all parties hereto shall have signed a counterpart copy hereof and shall have delivered the same to the Agent. All representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Lenders of the Loans and the issuance by the Agent of Letters of Credit, in each case, as herein contemplated and shall continue in full force and effect so long as the Obligations hereunder are outstanding and unpaid and the Commitments are in effect. The obligations of the Company pursuant to
Section 3.05, Section 3.06 and Section 13.03 shall survive termination of this Agreement and payment of the Obligations.

     SECTION 13.03. Expenses. The Company agrees (a) to indemnify, defend and hold harmless the Agent, its advisors, and each Lender and their respective officers, directors, employees, and affiliates (each, an "indemnified person") from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable, legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the wilful misconduct or gross negligence of such indemnified person, (b) to pay or reimburse the Agent and the Lenders for all of their reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of this Agreement and any amendment, supplement or modification to this Agreement, any other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and disbursements of Morgan, Lewis & Bockius LLP, counsel to the Agent, and (c) to pay or reimburse each Lender and the Agent for all their costs and expenses incurred in connection with the enforcement and preservation of any rights under this Agreement, the other Loan Documents, and any other documents prepared in connection herewith or therewith, including, without limitation, the reasonable fees and disbursements of counsel (including, without limitation, in-house counsel) to the Agent and to the several Lenders, including all such out-of-pocket expenses incurred (i) during any work-out, restructuring or negotiations in respect of the Obligations and (ii) in connection with the execution of any amendment, supplement or modification to this Agreement and other documents prepared in connection therewith during any work-out, restructuring or negotiations with respect to the Obligations or any other Loan Documents.

     SECTION 13.04. Amendments and Waivers. With the written consent of the Required Lenders, the Agent and the Company may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or any of the other Loan Documents or changing in any manner the rights of the Lenders or of the Company hereunder or thereunder, and with the written consent of the Required Lenders the Agent on behalf of the Lenders may execute and deliver to the Company a written instrument waiving, on such terms and conditions as the Agent may specify in such instrument, any of the requirements of this Agreement or any of the other Loan Documents or any Event of Default; provided, however, that no such waiver and no such amendment, or supplement or modification shall (a) extend the maturity of or change the amortization schedule of any Loan, or any installment thereof, (b) reduce the rate or extend the time of payment of interest on any Loan or any fees payable to the Lenders hereunder, (c) reduce the principal amount of any Loan or the amount of any reimbursement due in respect of any Letter of Credit, (d) increase the amount of any Lender's Commitment, (e) amend, modify or waive any provision of this Section 13.04, (g) reduce the percentage specified in the definition of Required Lenders, (h) consent to the assignment or transfer by the Company or any Subsidiary of the Company of any of its rights or obligations under this Agreement, (i) except as expressly permitted under this Agreement or any other Loan Document release any Collateral granted to the Agent hereunder or under the Security Documents, (j) except as permitted under this Agreement, release any

Guarantor from its Guaranty hereunder or (k) increase the Total Commitment, in each case specified in clauses (a) through (k) above without the written consent of all the Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall amend, modify, supplement or waive any provision of Article XII without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Company, the Lenders, the Agent and their respective successors and assigns.

     SECTION 13.05. Successors and Assigns; Participations.

     (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders, the Agent and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

     (b) Any Lender may in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("Participants") participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. The Company agrees that each Participant shall be entitled to the benefits of Sections 3.05 and 3.06 with respect to its participation in the Commitments and in the Loans outstanding from time to time; provided, however, that no Participant shall be entitled to receive any greater amount pursuant to such sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. No Participant shall have the right to consent to any amendment to, or waiver of, any provision of this Agreement, except the transferor Lender may provide in its agreement with the Participant that such Lender will not, without the consent of the Participant, agree to any amendment or waiver described in clause (a) through clause (j) of
Section 13.04.

     (c) Subject to the last sentence of this paragraph (c) any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to any Lender or any domestic banking affiliate thereof, and, with the prior written consent of the Agent (which shall not be unreasonably withheld) to one or more additional banks or financial institutions ("Purchasing Lenders") all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance Agreement, executed by such Purchasing Lender, such transferor Lender and the Agent (and, in the case of an Assignment and Acceptance Agreement relating to a Purchasing Lender that is not then a Lender or a domestic banking affiliate thereof, also executed by the Company), and delivered to the Agent for its acceptance. Upon such execution, delivery and acceptance from and after the effective date specified in such Assignment and Acceptance Agreement, (i) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder with Commitments as set forth therein and (ii) the transferor Lender thereunder shall, to the extent provided in such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party hereto). Such Assignment and Acceptance Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Proportions arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under or in respect of this Agreement. Anything in this Section 13.05 to the contrary notwithstanding, (i) no transfer to a Purchasing Lender shall be made pursuant to this paragraph (c) if such transfer by any one transferor Lender to any one Purchasing Lender (other than a Purchasing Lender which is a Lender hereunder prior to such transfer) (x) is in respect of less than $5,000,000 of the Commitments of such transferor Lender or
(y) if less than all of the Commitment of such transferor Lender is transferred, after giving effect to such transfer the amount held by any Transferor Lender would be less than $2,500,000 and (ii) The Chase Manhattan Bank shall not make a transfer to a Purchasing Lender pursuant to this paragraph (c) if after giving effect to such transfer the Commitment of The Chase Manhattan Bank would be less than an amount equal to the lesser of (i) 35% of the Total Commitment or (ii) $35,000,000; provided, however, The Chase Manhattan Bank shall not be subject to the foregoing restriction in the event of a transfer to a Purchasing Lender (i) after the occurrence of an Event of Default or (ii) to the extent it is required by any law, rule, regulation, order or decree of any federal, state or other governmental or regulatory authority or agency to reduce its Commitment.

     (d) The Agent shall maintain at its address referred to in Section 13.01 a copy of each Assignment and Acceptance Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error and the Company, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Upon its receipt of an Assignment and Acceptance Agreement executed by a transferor Lender and a Purchasing Lender (and, in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Company) together with payment by the Purchasing Lender to the Agent of a registration and processing fee of $3,500 if the Purchasing Lender is not a Lender prior to the execution of an Assignment and Acceptance

Agreement and $2,500 if the Purchasing Lender is a Lender prior to the execution of an Assignment and Acceptance Agreement, the Agent shall (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register, and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

     (f) The Company authorizes each Lender to disclose to any Participant or Purchasing Lender (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Company and its Affiliates which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by the Company in connection with such Lender's credit evaluation of the Credit Parties prior to entering into this Agreement.

     (g) If, pursuant to this Section 13.05, any interest in this Agreement or a participation agreement, is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Company, or the transferor Lender with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the Agent, the transferor Lender and the Company either U.S. Internal Revenue Service Form 4224, U.S. Internal Revenue Service Form 1001 or such successor form (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the Agent, the transferor Lender and the Company) to provide the Agent, the transferor Lender and the Company, a new Form 4224 or Form 1001 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     (h) Any Lender may at any time pledge or assign or grant a security interest in all or any part of its rights under this Agreement to a Federal Reserve Bank, provided that no such assignment shall release the transferor Lender from its Commitment or its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party to this Agreement.

     SECTION 13.06. No Waiver; Cumulative Remedies. Neither any failure nor any delay on the part of any Lender or the Agent in exercising any right, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the other Loan Documents are cumulative and not exclusive of any rights, remedies powers and privileges provided by law.

     SECTION 13.07. CHOICE OF LAW. THIS AGREEMENT SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA; PROVIDED, HOWEVER, THAT WITH RESPECT TO ANY MORTGAGE FILED IN JURISDICTIONS OUTSIDE OF THE STATE OF NEW YORK, THE LAWS OF SUCH JURISDICTION WHERE SUCH MORTGAGE WAS FILED SHALL APPLY. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICES FOR DOCUMENTARY CREDITS (1993 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 500 (THE "UNIFORM CUSTOMS") AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 13.08. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE CREDIT PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR ANY OTHER LOAN DOCUMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR TORT OR OTHERWISE. THE CREDIT PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED BY THE AGENT AND THE LENDERS THAT THE PROVISIONS OF THIS SECTION 13.08 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH THE AGENT AND THE LENDERS HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT. THE AGENT OR ANY LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.08 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE CREDIT PARTIES TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

     SECTION 13.09. SERVICE OF PROCESS. EACH OF THE CREDIT PARTIES (THE "SUBMITTING PARTY") HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS

AGREEMENT (INCLUDING, BUT NOT LIMITED TO THE LETTERS OF CREDIT) OR THE SUBJECT MATTER HEREOF BROUGHT BY THE AGENT OR A LENDER OR ANY OF THEIR SUCCESSORS OR ASSIGNS IN EITHER OF THE ABOVE- REFERENCED FORUMS AT THE SOLE OPTION OF THE AGENT OR A LENDER. THE SUBMITTING PARTY TO THE EXTENT PERMITTED BY APPLICABLE LAW (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. THE SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT ITS ADDRESS TO WHICH NOTICES ARE TO BE GIVEN PURSUANT TO
SECTION 13.01 HEREOF. THE SUBMITTING PARTY AGREES THAT ITS SUBMISSION TO JURISDICTION AND CONSENT TO SERVICE OF PROCESS BY MAIL IS MADE FOR THE EXPRESS BENEFIT OF THE AGENT AND THE LENDERS. FINAL JUDGMENT AGAINST THE SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (A) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY THEREIN DESCRIBED OR (B) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION, PROVIDED, HOWEVER, THAT THE AGENT OR A LENDER MAY AT ITS OPTION BRING SUIT OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

     SECTION 13.10. Severability. In case any one or more of the provisions contained in this Agreement, any note or in any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

     SECTION 13.11. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Agent, each Lender and each Affiliate of each Lender are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, any Lender or any Affiliate of any Lender to or for the credit or the account of the Company against any and all the Obligations of the Company now and hereafter existing under this Agreement, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Agent, each Lender and each Affiliate of each Lender under this Section 13.11 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which they may have.

     SECTION 13.12. Headings. Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

     SECTION 13.13. Construction. This Agreement is the result of negotiations between, and has been reviewed by each of the Company, the Agent, the Lenders and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company, the Agent, or any Lender.

     SECTION 13.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.


[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Credit Parties, the Agent and the Lenders have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

                           FAMILY GOLF CENTERS, INC.


                           By :   /s/ Dominic Chang
                               -------------------------------------------
                               Name:  Dominic Chang
                               Title: Chief Executive Officer


                           TPT EL SEGUNDO, INC.
                           GLOBAL GOLF/GAVILAN
                           INDIAN RIVER FAMILY GOLF CENTERS, INC.
                           TUCSON FAMILY GOLF CENTERS, INC.
                           CINCINNATI FAMILY GOLF CENTERS, INC.
                           ST. LOUIS FAMILY GOLF CENTERS, INC.
                           WEST PALM BEACH FAMILY GOLF CENTERS, INC.
                           SAN JOSE FAMILY GOLF CENTERS, INC.
                           EASTON FAMILY GOLF CENTERS, INC.
                           RANDALL'S ISLAND FAMILY GOLF CENTERS, INC.
                           PRIVATIZATION PLUS, INC.
                           WESTMINSTER FAMILY GOLF CENTERS, INC.
                           CAROLINA SPRINGS FAMILY GOLF CENTERS, INC.
                           ORIENT ASSOCIATES INTERNATIONAL, INC.
                           SKYDRIVE ALLEY POND COMPANY, INC.
                           SKYDRIVE GREENBURGH CO., INC.
                           SKYCON CONSTRUCTION CO., INC.
                           SKYDRIVE WILLOWBROOK, NJ, INC.
                           SKYDRIVE CO., INC.
                           PELHAM FAMILY GOLF CENTERS, INC.
                           RICHMOND FAMILY GOLF CENTERS, INC.
                           PEACHTREE FAMILY GOLF CENTERS, INC.
                           ALPHARETTA FAMILY GOLF CENTERS, INC.
                           VALLEY VIEW FAMILY GOLF CENTERS, INC.
                           MESA FAMILY GOLF CENTERS, INC.
                           VIRGINIA BEACH FAMILY GOLF CENTERS, INC.
                           DENVER FAMILY GOLF CENTERS, INC.
                           FLANDERS FAMILY GOLF CENTERS, INC.
                           MARGATE FAMILY GOLF CENTERS, INC.
                           BROOKLYN FAMILY GOLF CENTERS, INC.
                           LAKE GROVE FAMILY GOLF CENTERS, INC.
                           GOLDEN SPIKES, INC.

(Credit Agreement)

                           WHITEHALL FAMILY GOLF CENTERS, INC.
                           SPORTS PLUS PROPERTIES, INC.
                           SPORTS PLUS PROPERTIES, LLC
                           GENPROP, LLC
                           ICEWORKS OF AMERICA, INC.
                           COMMACK FAMILY GOLF CENTERS, INC.
                           GREENVILLE FAMILY GOLF CENTERS, INC.
                           THE GOLF ACADEMY OF HILTON HEAD ISLAND, INC.
                           CHICAGO FAMILY GOLF CENTERS, INC.
                           FLEMINGTON FAMILY GOLF CENTERS, INC.
                           YORKTOWN FAMILY GOLF CENTERS, INC.
                           THE PRACTICE TEE, INC.
                           THE SEVEN IRON, INC.
                           C.B. FAMILY GOLF CENTERS, INC.
                           DARLINGTON FAMILY GOLF CENTERS, INC.
                           MAINEVILLE FAMILY GOLF CENTERS, INC.
                           MILWAUKEE FAMILY GOLF CENTERS, INC.
                           OLNEY FAMILY GOLF CENTERS, INC.
                           PALM DESERT FAMILY GOLF CENTERS, INC.
                           BROWARD FAMILY GOLF CENTERS, INC.
                           ENGLEWOOD FAMILY GOLF CENTERS, INC.
                           RALEIGH FAMILY GOLF CENTERS, INC.
                           TEMPE FAMILY GOLF CENTERS, INC.
                           GREEN OAK GOLF PRACTICE CENTER, INC.
                           FEDERAL WAY FAMILY GOLF CENTERS, INC.
                           COUNTY LINE FAMILY GOLF CENTERS, INC.
                           FAIRFIELD FAMILY GOLF CENTERS, INC.
                           CONFIDENCE GOLF, INC.
                           KANSAS FAMILY GOLF CENTERS, INC.
                           ELK GROVE FAMILY GOLF CENTERS, INC.
                           SPORTS PLUS CINCINNATI, INC.
                           WICHITA FAMILY GOLF CENTERS, INC.
                           BLUE EAGLE OF FLORIDA, INC.
                           SPORTS PLUS RALEIGH, INC.
                           SPORTS PLUS WOODBRIDGE, INC.
                           METROGOLF INCORPORATED
                           METROGOLF VIRGINIA, INC.
                           METROGOLF NEW YORK, INC.
                           FAMILY GOLF ACQUISITION, INC.
                           BRONX FAMILY GOLF CENTERS, INC.
                           MILPITAS FAMILY GOLF CENTERS, INC.
                           SAN BRUNO FAMILY GOLF CENTERS, INC.
                           INTERBAY FAMILY GOLF CENTERS, INC.
                           CARVER FAMILY GOLF CENTERS, INC.

(Credit Agreement)

                           PALM FAMILY GOLF CENTERS, INC.
                           CERRITOS FAMILY GOLF CENTERS, INC.
                           PHILADELPHIA FAMILY GOLF CENTERS, INC.,
                             AS SUCCESSOR BY MERGER TO PINLEY ENTERPRISES LTD.
                           ENCINO/BALBOA FAMILY GOLF CENTERS, INC.
                           HOLBROOK FAMILY GOLF CENTERS, INC.
                           SHELTON FAMILY GOLF CENTERS, INC.
                           SPORTS PLUS NEW ROCHELLE, INC.
                           METROGOLF SAN DIEGO INC.
                           METROGOLF ILLINOIS CENTER, INC.
                           METROGOLF MANAGEMENT, INC.
                           FAMILY GOLF VENDING, INC.
                           OVERLAND FAMILY GOLF CENTERS, INC.
                           GREEN VALLEY FAMILY GOLF CENTERS, INC.
                           PARDOC VENDING CORP.
                           EAGLE QUEST GOLF CENTERS (TEXAS II) INC.
                           EAGLE QUEST GOLF CENTERS (CALIFORNIA) INC.
                           EAGLE QUEST GOLF CENTERS (H.P.) INC.
                           EAGLE QUEST GOLF CENTERS (WASHINGTON) INC.
                           GOLF PARK, INC.
                           GOOSE CREEK GOLF PARTNERS
                             LIMITED PARTNERSHIP
                           VINTAGE NEW YORK GOLF, LLC
                           SACRAMENTO FAMILY GOLF CENTERS, INC.
                           PORTLAND FAMILY GOLF CENTERS, INC.
                           CARLSBAD FAMILY GOLF CENTERS, INC.
                           EVERGREEN FAMILY GOLF CENTERS, INC.
                           OVERLAND PARK, LLC
                           GREEN VALLEY RANCH GOLF COURSE, LLC
                           EAGLE QUEST GOLF CENTERS (TEXAS) INC.
                           PRECISION COURSES, INC.
                           IMG PROPERTIES, INC.
                           EAGLE QUEST GOLF CENTERS ENTERTAINMENT, INC.
                           EAGLE QUEST GOLF CENTERS (U.S.) INC.
                           SOLANO GOLF CENTER, LP
                           ILLINOIS CENTER GOLF PARTNERS, L.P.
                           GBGC FAMILY GOLF CENTERS, INC.
                           VOORHEES FAMILY GOLF CENTERS, INC.
                           EL CAJON FAMILY GOLF CENTERS, INC.
                           BLUE EAGLE OF KANSAS, INC.
                           BLUE EAGLE (OP) INC.
                           SKATENATION, INC.
                           RECREATIONAL MANAGEMENT CORPORATION
                           SKATENATION OF RICHMOND WEST, LLC

(Credit Agreement)

                           SKATENATION OF PRINCE WILLIAM, LLC
                           SKATENATION OF PINEY ORCHARD, LLC
                           82ND AVENUE GOLF RANGE, INC.
                           EVERGREEN GOLF COURSE, LLC
                           EAGLE QUEST GOLF CENTERS (WASHINGTON II), INC. KANSAS CITY FAMILY GOLF CENTERS, INC.
                           BLUE EAGLE OF FLORIDA, INC.
                           PINNACLE ENTERTAINMENT, INC.
                           RECREATIONAL MANAGEMENT
                             SERVICES CORPORATION
                           RECREATIONAL MANAGEMENT SERVICES
                             CORPORATION OF NEW JERSEY, INC.
                           SKATENATION OF RICHMOND SOUTH, LLC
                           SKATENATION OF RESTON, LLC
                           INTERNATIONAL SKATING CENTER OF
                             CONNECTICUT, LLC
                           RMSC OF CALIFORNIA, INC.
                           LODI FAMILY GOLF CENTERS, INC.

                           By:    /s/ Krishnan Thampi
                               -------------------------------------------
                               Name:  Krishnan Thampi
                               Title: President

(Credit Agreement)

                              THE CHASE MANHATTAN BANK
                              AS AGENT AND AS A LENDER


                           By:    /s/ Billie J. Prue
                               -------------------------------------------
                               Name:  Billie J. Prue
                               Title: Vice-President

                           Address for Notices:

                           395 North Service Road, 3rd Floor
                           Melville, New York 11747
                           Attention:    Glenn Albert
                                Relationship Officer
                                Family Golf Centers, Inc.
                           Telecopy:     (516) 755-0139

                           With a copy to:

                           380 Madison Avenue, 9th Floor
                           New York, New York 10017
                           Attention:    Billie J. Prue
                                Vice President
                           Telecopy:     (212) 622-4834

(Credit Agreement)

                           CIBC INC.


                           By:    /s/ Robert N. Greer
                               -------------------------------------------
                               Name:  Robert N. Greer
                               Title: Agent

                           Address for Notices:

                           350 South Grand Avenue, Ste. 2600
                           Los Angeles, CA  90071
                           Attention:  Dean J. Decker
                           Telephone:  (213) 617-6245
                           Telecopy:   (213) 346-0157

                           With a copy to:

                           2727 Paces Ferry Road
                           Bldg. 2, Ste. 1200
                           Atlanta, GA  30339
                           Attention:  Sherry Hanamean
                           Telephone:  (770) 319-4856
                           Facsimile:  (770) 319-4955


(Credit Agreement)

                           BANK OF AMERICA, N.A.


                           By:    /s/ DeWitt W. King
                               -------------------------------------------
                               Name:  DeWitt W. King
                               Title: Managing Director

                           Address for Notices:

                           Bank of America N.A.
                           101 South Tryon Street
                           NC1-002-31-31
                           Charlotte, NC  28255
                           Attention:  DeWitt King
                           Telephone:  (704) 386-8554
                           Telecopy:   (704) 386-1759

                           With a copy to:

                           Sports Finance Group
                           NationsBank, N.A.
                           100 North Tryon Street
                           NC1-007-17-09
                           Charlotte, NC  28255
                           Attention:  Tucker S. Sampson
                           Telephone:  (704) 386-7889
                           Telecopy:   (704) 386-1270


(Credit Agreement)

                           THE DIME SAVINGS BANK
                           OF NEW YORK FSB


                           By:    /s/ Gary R. Olson
                               -------------------------------------------
                               Name:  Gary R. Olson
                               Title: Vice-President

                           Address for Notices:

                           The Dime Savings Bank of New York FSB
                           150 Walt Whitman Road
                           Mezzanine Level
                           Huntington Station, NY  11746
                           Attention:  Gary R. Olson
                           Telephone: (516) 351-5514
                           Telecopy:  (516) 351-5582

                           With a Copy to:

                           The Dime Savings Bank of New York FSB
                           1180 Avenue of the Americas - 5th Floor
                           New York, NY 10036
                           Attention:  Joan Kaider McCabe, AVP
                           Telephone:  (212) 382-8347
                           Telecopy:   (212) 382-8364

(Credit Agreement)

                           THE MERCHANTS BANK OF NEW YORK


                           By:    /s/ Andrew S. Baron
                               -------------------------------------------
                               Name:  Andrew S. Baron
                               Title: Vice-President

                           Address for Notices:

                           275 Madison Avenue
                           New York, New York  10016
                           Attention:   Andrew S. Baron
                           Telephone:   (212) 973-6671
                           Telecopy:    (212) 973-6664





(Credit Agreement)